2020 Digitalized and intelligent New power for all china mobile limited sustainability report

01 Contents Chairman’s Statement 02 China Mobile, Building a World-class Enterprise 04 Sustainability Strategy 06 Entering a New Stage of Development 07 Spotlight: Fighting COVID-19, China Mobile in Action 09 Issue Management and Performance Report 43 Achievements During 2016-2020 and Prospects for 2021-2025 58 Independent Assurance Report 60 About This Report 62 Report Disclosure Indexes 63 Inclusive Development: Pursuing People-centered Development for All 22 Fighting Against Poverty for a Better Life 23 Narrowing the Application Gap to Share Inclusive Services with All 30 Promoting Innovation and Entrepreneurship to Help Employees Grow 33 Green Development: Leading Eco-friendly Growth for a Better Planet 36 Fully Practicing Green Operation 37 Driving Energy Conservation and Environmental Protection 40 Smart Development: Empowering Industries by Digitalized and Intelligent Infrastructure 12 Building the Information “Highway” 13 Operating the Information “High-Speed Train” 16 Putting Customer First 19

02 New Digitalized and Intelligent Power for a Better Future Chairman’s Statement Yang Jie Chairman China Mobile Limited In 2020, the COVID-19 outbreak profoundly disrupted our everyday life and production, and presented a huge challenge to the United Nations’ Sustainable Development Goals (SDGs). In China, the demand for online operations, intelligentization and cloudification technologies exploded and the new-generation information technology found its way more quickly into the economic and social spheres and into every aspect of people’s lives. While striving for sustainable corporate development, China Mobile always leverages its expertise and fulfills its responsibilities to contribute to the sustainable development of the economy, society and environment. Over the past year, to facilitate COVID-19 response and business transformation, we have given full play to the amplification, superposition and multiplication effects of information technology and data to blaze a new path for overall sustainable development. Guaranteeing the “lifelines” in the fight against COVID-19. We made full use of network and information technologies including 5G, cloud computing and big data to guarantee smooth communications, handy services and strong support in the fight against COVID-19. We activated level-1 emergency response for over 3,000 key hospitals, over 1,000 centers for disease control and prevention, and nearly 5,000 government agencies nationwide to guarantee stable and reliable operation of their networks, and developed 5G-based solutions to help combat COVID-19. We exempted nearly one million front-line administrative and

03 March 2021 medical workers from service suspension, and launched over ten special services such as cloud meetings, online learning and livestreaming to facilitate the resumption of work and classes and return to normal social operation. We tightened daily anti-pandemic precautions to ensure the safety and health of customers and employees and offered COVID-19 special allowances. Accelerating digitalized and intelligent infrastructure construction to empower all industries. We are committed to high-quality development, and strive to build the information “highway” and operate the information “highspeed train”, create shared value and promote sustainable economic growth. We work arduously to speed up the construction of new information infrastructure with 5G at the forefront, build an ecosystem to promote digitalized and intelligent transformation, accelerate the integrated innovation of 5G with technologies including artificial intelligence (AI), Internet of Things (IoT), cloud computing, big data and edge computing to guide and address customer demands, and make information technology, the real economy and the virtual economy reinforce one another. By the end of 2020, we had built the world’s largest 5G network, covering all prefecture-level cities and selected counties and key regions in China, to provide a new digitalized lifestyle experience for our customers. Along with our partners, we launched 100 Group-level pilot projects in 15 industry segments including smart factory, smart transportation, smart city, smart hospital and smart education to empower the way of life and work. Promoting people-centered, inclusive and accessible services. Putting people first, we care about and support employees’ development, and concentrate our efforts on key areas such as poverty alleviation, universal services and narrowing application gap, in order to provide equal opportunities for disadvantaged groups, and drive sustainable social development. We have rolled out a package of “new drivers capability enhancement” initiatives to train employees on new skills and facilitate their career development. We keep improving the working conditions of first-line workers and advocate work-life balance through the “Employee Caring Program” and “Happiness 1+1 Program”. We have introduced the “Network+” poverty alleviation model, which has helped a total of 1.08 million people in 13 counties, 12 townships and 1,786 villages rise above the poverty line, winning us the highest rating in the designated poverty alleviation assessment of state-owned organizations for three consecutive years and the National Poverty Alleviation Award for two consecutive years. The “Blue Dream” project has trained more than 128,000 rural primary and secondary school principals in central and western China. Our “Heart Caring Program” has sponsored surgeries for 6,574 children in poverty with congenital heart disease (CHD). The “Universal Telecommunications Service Project” has connected 52 thousand remote rural areas to broadband. Our diverse services, such as direct lines to 10086 service representatives, on-site services, and IT lectures for the elderly, helped narrow the application gap and bring the benefits of digitalization to everyone. Protecting ecological sustainability. We actively promote ecological conservation, integrate environmental protection into corporate operation, and explore an energy conservation and emission reduction path that aligns us with the environment sustainability goals of the industry and society. China Mobile has implemented the “Green Action Plan” for 14 consecutive years, during which we cooperated with stakeholders to save energy and develop energy-efficient technologies to better address climate change, moving us closer to our goal of peaking carbon emissions and reaching carbon-neutral operations. In 2020, the “Green Action Plan” saved 2.51 TWh of electricity, and the overall energy consumption per unit of telecommunications business declined by 18% compared with last year, marking a shining success of our green efforts. We further promoted energy efficiency classification standards and green packaging to drive green, low-carbon and circular development. We developed innovative ICT-based solutions to support environmental governance and ecological protection. We supported the construction of the first Asian Elephant Protection, Monitoring and Early Warning System in China, setting a model of innovative ICT-enabled biodiversity protection solutions. Those who recognize the trend are wise and those who ride the trend will win. As the wave of digitalized and intelligent transformation is sweeping across industries, China Mobile will go with the current and shoulder due social responsibility to meet people’s growing needs for a better life while striving to become a world-class enterprise by building a dynamic “Powerhouse”. Leveraging the new digitalized and intelligent power, we will pursue win-win development and contribute to the SDGs with fullest sincerity! Chairman’s Statement

04 China Mobile, Building a World-class Enterprise Company Profile Honors & Awards Incorporated on September 3, 1997 in Hong Kong, China Mobile Limited (“China Mobile”, “the Company” or “we”) is the largest telecommunications service provider in the mainland of China. The Company serves the world’s largest number of mobile customers and operates the world’s largest mobile network, and maintains a leading market share in the telecommunications market in the mainland of China. The Company provides full communications services in all 31 provinces, autonomous regions and directly-administered municipalities throughout the mainland of China and in the Hong Kong Special Administrative Region. Its businesses primarily include mobile voice and data business, wireline broadband and other information and communications services. The Company’s ultimate controlling shareholder is China Mobile Communications Group Co., Ltd. (“our parent company” or “the Group”), which, as of December 31, 2020, indirectly held 72.72% of the total number of issued shares of the Company, while the remaining approximately 27.28% were held by public investors. For more information about the Company’s governance structure and organizational structure, please refer to China Mobile Limited’s 2020 Annual Report . “Asia’s Honored Companies” award in the 2020 All-Asia Executive Team Poll held by Institutional Investor The “China Mobile” brand was included in the “BrandZ™ Top 100 Most Valuable Global Brands” list published by Millward Brown and Financial Times for the 15th consecutive year, ranking 36th globally Ranked 28th in the 2020 Forbes “Global 2000 – The World’s Largest Public Companies” list “Sustainability and Social Responsibility Reporting Award” in the H-share Companies and Other Mainland Enterprises Category of the Best Corporate Governance Awards 2020 hosted by Hong Kong Institute of Certified Public Accountants “Best Investor Relations Company”, “Best CSR” and “Best Corporate Communications” awards at the 10th Asian Excellence Award 2020 held by Corporate Governance Asia Three institutions and three employees of China Mobile won “Outstanding Institution for Poverty Alleviation” and “Outstanding Figure for Poverty Alleviation” respectively “Top 10 Employers in China”, “Top 10 Most Favored Employers among College Students” and other awards in China’s Best Employers of the Year Award in 2020 We are the only enterprise in the mainland of China awarded “Leadership level” status for addressing climate change impacts by CDP Global for five consecutive years

Responding to the requirements set forth in China's 14th Five-Year Plan, China Mobile strives to become a world-class enterprise supported by the development strategy of building a dynamic "Powerhouse". We aim to become a major force in building a cyberpower, a digital China and a smart society by promoting digitalized and intelligent transformation for high-quality development. We focus on meeting the core strategic requirements of "Three Changes", "Three Trends", "Three Approaches" and "Three Forces". We have implemented the "5G+" plan in full swing, advanced the integrated development of CHBN, and promoted the deep integration of new-generation information technology in economic and social development and daily life, making new contributions to economic and social development.

Development Strategy of China Mobile "Powerhouse"



Overall Goal
The Main Line
Two Focuses
Key Paths
Strategic Center
Strategic Cornerstone
Build a world-class enterprise
Become a major force in building a cyberpower, a digital China and a smart society
Promote digitalized and intelligent transformation, and achieve high-quality development
Transformation and upgrade: Scale-based and value-oriented business operations system
Reforms and innovation: Synergetic and efficient business operations system
Convergence
Integration
Digitalization
Capability
Collaboration
Vitality
Speed up the "three changes", facilitate "three trends"
Fully implement the "5G+" plan,promote the integration of information services across industry sectors to serve wider society
"Customer" market (C) "Home" market (H) "Business" market (B) "New" market (N)
Roof
Beam
Tiebeam
Pillar
Platform
Foundation

Extended Reading

- "Three Changes": From telecommunication services to information services, from the consumer market (ToC) to consumer, home, business and new markets (CHBN markets), and from resource-driven to innovation-driven development.
- "Three Trends": Online operations, Intelligentization, and Cloudification.
- "Three Approaches": Convergence of CHBN markets and integration between telecommunications and information services; integration of key resources such as network, IT, data and channels; digitalization of network building and product R&D by leveraging AI technologies and data advantages.
- "Three Forces": Capabilities in product innovation, network support, organization & operation, sales & service and strategy implementation; organizational, cultural and ecological synergy; top-down organizational vitality and bottom-up individual vitality.
- The "5G+" Plan: Aims to enhance the coordinated development of 5G+4G, integrated innovation of 5G+AICDE, construction of 5G+Ecology, and extended application of 5G+X. The "5G+AICDE" mode applies emerging information technologies such as AI, IoT, cloud computing, big data and edge computing to build 5G-centric pan-intelligent infrastructure.

China Mobile, Build a World-class Enterprise

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06 Sustainability Strategy Based on the Corporate Social Responsibility (CSR) philosophy of “fullest sincerity and win-win development”, China Mobile built the “CSR SIGnal” model. In an effort to promote social development and meet people’s growing needs for a better life, we fulfilled our economic, social and environmental responsibilities by taking six main actions to pursue smart, inclusive and green (SIG) development, contributing “mobile” power to a sustainable future. Main Actions Main Targets Three Responsibilities CSR Philosophy Inclusive Development Growing together with employees Improving well-being of local communities People-oriented Development Leaving no one behind in the pursuit of common prosperity Social Responsibility Green Development Practicing low-carbon operation Offering innovative environmental-friendly solutions Ecological Development Lucid waters and lush mountains are invaluable assets Environmental Responsibility Smart Development Leading integrated innovation Promoting ICT applications in all industries High-quality Development Cultivating new drivers with technological innovation and digitalized and intelligent transformation Economic Responsibility Fullest Sincerity and Win-win Development China Mobile's "CSR SIGnal" Model CSR Philosophy Fullest sincerity and win-win development. China Mobile strives to demonstrate the best nature of itself, its people and its resources with fullest sincerity. While pursuing sustainable growth of the enterprise (selfactualization), we leverage our strengths to contribute to the sustainable development of our economy, society and environment (win-win development). Six Main Actions Leading integrated innovation, Promoting ICT applications in all industries, Growing together with employees, Improving well-being of local communities, Practicing low-carbon operation, Offering innovative environmental-friendly solutions

07 Entering a New Stage of Development Promoting the balanced and integrated development of the CHBN markets; Achieving significant progress in business transformation and upgrade In light of the accelerated digital transformation of the economy and society, our strategy is to lay down top-quality new infrastructure such as the information “highway” and information “high-speed train”, and at the same time accelerate the shift toward online, intelligence and the cloud. This approach has helped us cultivate greater value, leveraging the scale of our business and promoting the balanced and integrated development of our four core businesses. By doing so, we have achieved breakthroughs in key businesses and products, while we continued to increase customer satisfaction. In the “Customer” market, we adhered to the strategy of integrating data access, applications and customer benefits. Focusing on our scale-based and value-oriented business operating system and scenario-based customer management, we drove the uptick in both quality and quantity of the 5G business, and stimulated the consumption of information and communications services. With regard to the “Home” market, we placed emphasis on scale expansion, brand building, ecosystem cultivation and value uplift, expediting the setting up of a service suite that combines full-gigabit network connections with cloud-based application. We focused on expanding our three main business lines, i.e., smart home network deployment, home security and smart remote control, to further promote our smart home operations business. As a result, we recorded favourable growth in our customer base and revenue. We faced a complex operating environment in 2020. COVID-19 pandemic affected all aspects of life, while the digital transformation of our economy and society further accelerated, and competition within the telecommunications industry and beyond continued to evolve. Despite various difficulties and challenges, we managed to forge ahead steadily with the goal of achieving high-quality development and becoming a world-class enterprise by building a dynamic “Powerhouse”. This overarching strategy drove us to speed up our business transformation and upgrade while deepening reforms and innovation. Harnessing the opportunities brought about by 5G development, we strove to capture emerging new markets in the blueocean digital economy to strengthen our industry-leading position. As a result, our business performance maintained steady and healthy growth and our business development picked up stronger momentum and achieved significant success on various fronts. Further implementing “5G+” plan to fast-track 5G development 2020 marked the first full year of the commercial adoption of 5G. Following the government’s call to speed up the construction of new information infrastructure with 5G at the forefront, we further implemented our “5G+” plan to promote the co-construction and resource sharing of 5G infrastructure, establishing a new milestone for our 5G development. In 2020, we built 390,000 5G base stations, providing 5G services to all prefecture- level cities, selected counties and key areas in China. We own the largest 5G SA commercial network and occupy a leading position in terms of network technology in the world. Alongside 5G network construction, we also came up with an orderly plan for the steady growth of our 5G business. For the consumer market, we worked to gradually promote usage upgrades according to customers’ specific needs. Meanwhile, we advocated for manufacturers to make 5G terminal devices more affordable in order to allow more customers to use 5G services. In order to further enhance user experience, we were the first telecommunications operator to launch a range of new applications, including ultrahigh definition live streaming based on 5G, 4K and VR technology, 5G ultrahigh definition full-screen video connecting tones, cloud-based 5G games and 5G messages. In the “Business” market, we have successfully achieved the commercialization of 5G dedicated network products, launched nine industry platform solutions including OneCity for smart city and OnePower for the Industrial Internet. We created more than 2,000 showcases for 15 industry segments, of which those that generated most enthusiastic responses included 5G cloud-based cherry blossom appreciation and 5G coverage in Mount Qomolangma, deep mines and harbors. In the “Business” market, we promoted the integrated development of network, cloud and DICT (data, information and communications technology) in key sectors including smart city, smart transportation, and the Industrial Internet. We rolled out the “Cloud business: going all out to win” action plan to accelerate the evolution of intelligent cloud and forge our differentiated advantages in the convergences of cloud and network, cloud and data, cloud and intelligence, and cloud and edge computing. We also launched the “Leading in 5G” action plan to showcase 5G implementation across verticals, supporting them with new information infrastructure that combines the strengths of 5G and AI, IoT, cloud computing, big data and edge computing. In the “New” market, we made great efforts in developing international business, equity investment, digital content and FinTech – using an innovative approach. Our efforts have yielded initial success. In terms of customer services, to enhance customer satisfaction, we sped up the building of an all-round service system covering every aspect of service and process and engaging all staff members. As a result, we further enhanced quality management and overall service delivery to improve the customer experience. Entering a New Stage of Development

08 Annual operating revenue amassed RMB 768.1 billion, an increase of 3.0% year on year Wireline broadband revenue amassed RMB 80.8 billion, an increase of 17.4% year on year Revenue from applications and information services amassed RMB 101 billion, an increase of 22.4% year on year pendently developed “Xing Yun” automated integration tool and “Yun Heng” cloud performance improvement and evaluation product. Our proprietary technology Slicing Packet Network (SPN) has passed three key standards set by the ITU Telecommunication Standardization Sector. To speed up product innovation, we continued to enhance the five-in-one management and operational system that covers R&D, operations, support, sales and marketing, and services. On the 5G front, we launched new applications in the consumer domain and dedicated network products for vertical sectors. We also joined hands with industry partners to release the 5G Messaging White Paper and promoted the implementation of super SIM solutions. Fourth, we expanded partnership. We actively built extensive networks and deepened our strategic partnership with local governments and large enterprises and public institutions. Centered around 5G-related digitalization and innovation, we initiated cross-sector cooperation on information services, making use of the complementary strengths of different sectors to drive social and economic development. We rolled out the “5G+ Blooming Action” campaign and set up the 5G Joint Innovation Fund, which plans to invest tens of billions to nurture industry players. We also put forward a “100 billion” industry stimulus plan. By doing so, the ecosystem and our partnership network will continue to grow, driving our digital intelligence strategy and infusing our ecosystem with new vitality. Fifth, we furthered system reforms. With the goal of establishing a worldclass model enterprise, we systematically furthered reforms in three key areas of governance, talent development and incentive mechanisms, in order to build new momentum toward high-quality development. Two of our subsidiaries that specialize in IoT and cloud technology have been enlisted into the state program that drives selected Chinese technology companies to implement market-oriented reforms and step up their independent innovation capabilities. For this, we have rolled out a pilot zone and implemented our reformation plans in phases. For different types of talent, we have optimized our tailored suite of compensation and incentive Achieving breakthroughs in reforms and innovation; Strengthening our capabilities for sustainable development With a view to supporting our business transformation and development, we expedited the setting up of a highly efficient operational system that yields synergy and continued to strengthen our basic capabilities. We took proactive steps to attain innovation-driven development and strengthened collaborations with partners along the industrial chain to achieve collaborative success. We also managed to fully reap the benefits brought about by further advancing reforms to our institutional mechanisms, laying a solid foundation for our future development. First, we optimized operational system. Through implementing reforms in terms of corporate business, markets, networks, research and development (R&D) and IT, we have basically built out an organizational structure that allows the headquarters to set strategies, regional companies to drive market development and specialized teams to drive business growth. We also implemented all-round reforms to grid operations, taking steps to better align responsibilities, authorities and benefits. We took steps to optimize our inverted pyramid support structure through which managers render support to the frontline, and effectively motivated and empowered individual staff. We continued to create a low-cost and high-efficiency operating model and actively promoted management by classification. As a result, we were able to achieve a significantly enhanced level of standardized, regulated and digitalized management. Second, we improved basic capabilities. We built premium networks, accelerated the construction of new infrastructure, and promoted the layout of cloudbased networks, mobile cloud networks and data centers, and the integrated development of cloud, networks and edge computing. We worked hard to construct three mid-end platforms which combine business, data and technology to form an AaaS (Analytics as a Service) platform to empower business growth with digital intelligence. Third, we stepped-up innovation. In terms of key technology developments, progress has been made in our indemechanisms that are results-driven and have clear development focuses. We launched a new batch of incentive stock options and inaugurated our fast-track development program for outstanding talent. We have further enhanced our incentive mechanism using diversified means, placing a clear focus on differentiating and rewarding outstanding performance. Future outlook A new wave of technological revolution and industry transformation characterized by digitalization, networkization and intelligentization has emerged, integrating 5G, AI, IoT, cloud computing, big data, edge computing, blockchain and other next-generation information technologies into the economy, society and people’s livelihood. Every industry has embarked on digital transformation, presenting unprecedented opportunities in the blueocean digital economy. In 2021, China Mobile will continue to make progress while maintaining stability and center on digitalized and intelligent transformation and high-quality development. Our business focus will be on “Three Changes” “Three Trends”, “Three Approaches” and “Three Forces”. By implementing the “5G+” plan, we will speed up the building of a world-class dynamic “Powerhouse”. Our mobile customers totaled 942 million, including 165 million 5G package subscribers 192 million household broadband customers 13.84 million corporate customers For details of China Mobile’s business and financial performance in 2020, please refer to chapters of “Business Overview” and “Financial Overview” of our 2020 Annual Report.

Spotlight
Fighting COVID-19, China Mobile in Action

The extraordinary year of 2020 saw the ebb and flow of the COVID-19 outbreak. Facing the challenge, China Mobile fought on the front line against the pandemic with the power of digitalized and intelligent services to build a solid defense.



Three Safeguards for Coronavirus Control

"Go where there is a pandemic, fight it till it perishes." In fighting the pandemic, China Mobile provided smooth communications, non-stop services and strong support to prevent and control the pandemic with effective, science-based measures.

We activated Huoshenshan Hospital's first 5G base station within 24 hours; built three 5G stations and seven 4G stations for Huoshenshan Hospital in four days; and built seven 5G stations and 11 4G stations for Leishenshan Hospital in three days to guarantee smooth communications.

We activated level-1 emergency response for over 3,000 key hospitals, 1,000 centers for disease control and prevention, and nearly 5,000 government agencies nationwide to guarantee stable and reliable Internet connection.


Commu-
nications
services
Customer
services
Support for
pandemic
response

We set up a four-level response system, comprising emergency response agents, home-based call center agents, remote dispatching and intelligent services, to ensure stable, non-stop basic telecom services for mobile customers; and exempted nearly one million front-line administrative and medical workers from service suspension.

We provided over ten free services such as cloud meetings, online learning and livestreaming to facilitate the resumption of work and classes and return to normal social operation.

We actively tightened daily coronavirus control to protect the health of customers and employees and offered COVID-19 special allowances to our employees.

Fighting COVID-19, China Mobile in Action

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Technology-empowered Intelligent Response to COVID-19 China Mobile fully unleashed its ICT and informatization advantages and utilized new technologies such as 5G, VR, AI, robotics and big data to fight the pandemic. 5G-enabled intelligent medical services: China Mobile has built a 5G-enabled intelligent medical service system which offers 34 services such as 5G-enabled telemedicine, smart hospital and pandemic prevention and control for more than 6,000 medical institutions across China to combat COVID-19. The 5G-enabled telemedicine service helped medical institutions in Beijing, Hebei, Shandong and Hubei carry out over 50,000 teleconsultations. Together with China-Japan Friendship Hospital, we built the National Telemedicine Collaboration Platform, a national teleconsultation platform designated by the National Health Commission for critical COVID-19 cases. Our 5G-enabled medical robots can guide incoming patients, ferry parcels, disinfect, and measure body temperature, and have proved a great help to medical workers and logistics departments by reducing the risk of cross infections and their workload. ICT-empowered remote working and online learning: Following the COVID-19 outbreak, the demand for remote working and online learning surged. In response, China Mobile launched “ViLin”, a high-quality videoconference solution that has been used by 13.65 million users, improving the efficiency of remote working and facilitating orderly resumption of work and production. Our “And Education” and “ViLin” helped students continue learning when school buildings were closed and has benefited 400 million users. 5G service robot The IPTV online education solution The 5G-enabled UAV for coronavirus control 5G disinfection and cleaning robot 5G-enabled remote ultrasound diagnosis A cloud conference 10 5G-enabled COVID-19 control: a new mode: China Mobile launched the “5G one-code pass” with face recognition, health code verification and body temperature measurement functions, eliminating the potential threat of expired or fabricated health codes. With the pass, you need not produce your health code on your mobile phone, which may not work under unexpected circumstances. We combined 5G technology with AR glasses or mobile phones to screen abnormal body temperature in heavy-traffic places such as railway stations, bus stations, subway stations, airports, office buildings and parks. Besides, we used unmanned aerial vehicles (UAVs) and 5G-enabled logistics vehicles to help communities fight the pandemic, minimizing the risk of human-to-human transmission.

High-quality Services



■ Working from home during COVID-19

In order to effectively guarantee smooth customer hotline service and work safety of employees during the pandemic, China Mobile promptly formulated the "home-based call center agents" scheme, and developed three home-based emergency response models within two days, enabling nearly 30,000 call center agents to work from home in ten days and ensuring business continuity. At the same time, we actively addressed the inconvenience caused to customers due to closing of offline service centers, made 1,547 basic services available via hotline, and processed 54% more online service requests on a month on month basis. For customers who needed better broadband services for remote working and online learning, we helped them identify and fix broadband problems efficiently via hotline, H5 self-service services and audio-video guides. At the peak of the pandemic, our hotline handled nearly 25 million calls 15.88 million customers per day, with more than 87% of the calls put through within 15 seconds, and the caller satisfaction rate remained above 99.3%.



Innovative Recruitment

The outbreak of COVID-19 and the normalized pandemic response have disrupted the labor market and the way we recruit talents. It caused problems such as supply-demand mismatch and added uncertainties to job hunting, thus severely challenging the "stability in employment" and "security in job". In response, China Mobile took the initiative to build a "cloud platform" for recruitment, which releases recruitment information, organizes online information sessions, job fairs and written exams, and supports interviews and contract signing online. On the platform, fresh graduates can learn more about China Mobile and our latest recruitment information, obtain free and professional employment guidance, and find matching jobs. In the spring of 2020, our 39 subsidiaries interviewed more than 25,000 fresh graduates and signed employment contracts with more than 12,000 of them.

Online information sessions

- Launched multiple online information sessions on various topics for the first time
- Amassed nearly 1.8 million views

Online job fair

- Established partnership with renowned universities including Wuhan University, Zhejiang University, and Beijing University of Posts and Telecommunications
- Held over 10 online job fairs

Online written exam

- Organized online written exams in three batches for the first time
- With a total of 99,000 exam takers

The COVID-19 pandemic is not over yet and it is still challenging economic and social development in many ways. China Mobile will continue to deliver the "Three Guarantees" to protect the communication "lifeline", make more digital and intelligent contributions to the final victory against the pandemic and to economic and social development in the post-COVID era.

Fighting COVID-19, China Mobile in Action

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12 Smart Development: Empowering Industries by Digitalized and Intelligent Infrastructure New infrastructure supported by innovative, upgraded new-generation network information and communications technologies (ICT), such as 5G and AI, has accelerated high-quality economic development. In 2020, China sped up the construction of such new infrastructure, fostered new economies, technologies and industries, and created new drivers for economic growth. How to make better use of new infrastructure, promote integration of technology and innovation, and drive transformation and development across industries, has become the pressing issue to be addressed by ICT enterprises. Centering on digitalized and intelligent transformation and high-quality development, we accelerated information infrastructure construction, enhanced integrated innovation such as “5G+AICDE/ blockchain”, and promoted integration of information technology across industries to speed up their transformation and upgrade. At the same time, we strive to develop the most advanced information technology and the best telecommunication services for clients. Sustainability Context Our Actions Building the Information “Highway” Operating the Information “High-Speed Train” Putting Customer First

Smart Development: Empowering Industries by Digitalized and Intelligent Infrastructure 13 Leading Infrastructure Construction In 2020, overcoming adversities brought by the COVID-19 pandemic and the immature industry chain, China Mobile accelerated the building of “nationwide, technologically advanced, high-quality and world-leading” 5G premium networks and related infrastructure, and strengthened the construction of computing and platform infrastructure to foster the growth of digital industries. Strengthening network infrastructure China Mobile has comprehensively strengthened the construction of network infrastructure to meet ubiquitous access needs, and extended network infrastructure with 5G at the forefront to cover all urban areas above prefecture-level. As of the end of 2020, we had opened 390,000 5G base stations to provide 5G commercial services for all prefecture-level cities, selected counties and key areas in China. We had built a technologically-leading and the world’s largest 5G standalone (SA) commercial network. Accelerating platform infrastructure construction China Mobile continued to accelerate platform infrastructure construction to meet ubiquitous needs for intelligent services, and actively deployed industrial Internet and other application platforms to provide clients with one-stop solutions. At the same time, China Mobile built a capacity and platform service system to empower various industries with AI technologies. Building the Information “Highway” Seizing the opportunities of digital economy, China Mobile actively laid its plans for building first-class new infrastructure and information “highway”, spared no efforts in building 5G-centric digital, intelligent integrated infrastructure, and elevated the network coverage, capacity and user experience to a higher level, unblocking the “artery” of information flow for economic and social development. Enhancing computing infrastructure China Mobile endeavored to develop “3+3+X” data centers layouts that are more effective, better planned and more sustainable: three key regional centers (in the Beijing-Tianjin- Hebei Region, the Yangtze River Delta, and the Guangdong- Hong Kong-Macao Greater Bay Area), three inter-provincial centers (in Hohhot, Harbin and Guiyang), as well as provincial centers and service nodes across the country, efficiently meeting the intelligent computing needs across industries. Meeting ubiquitous access needs Meeting ubiquitous computing needs Meeting ubiquitous needs for intelligent services

14 In 2020, China Mobile made considerable progress in data center construction. For instance, the Phase II project of the data center built in Gui’an New Area can accommodate 70,000 servers, becoming the backbone node in the southwest region; after completion, the Nanjing Data Center in Jiangsu will accommodate 19,000 racks and 300,000 servers, and is expected to be one of the best Internet data centers in Eastern China. With strong capabilities in terms of platform processing, storage, cloud computing and mobile communications service, these data centers can effectively gather and integrate the upstream and downstream businesses, laying a new foundation for the development of local digital economy. Data centers boost the development of local digital economy On October 29, 2020, China Mobile announced the 5G+ industrial Internet brand “CMCC OnePOWER”. It’s clearly positioned to provide better industrial solutions, more diversified industrial applications and products, more powerful industrial modeling tools, and more flexible platform deployment methods. It demonstrates the latest developments in 5G-powered industrial Internet, covering four major areas of terminals, private networks, platforms and applications, and best practices in six sub-industries: factories, metallurgy, mining, power, ports and chemicals. OnePOWER advances 5G+ industrial internet transformation Upon the start of the Mount Qomolangma elevation measurement project on April 30, 2020, a China Mobile team worked day and night non-stop and successfully opened a 5G base station at the 6,500-meter-elevation advance camp to cover the mountaineering routes on the north face and the summit with the 5G signal so that the 5G signal can be detected on the world’s highest peak. Due to the harsh natural environment on the mountain, the maintenance equipment could only be carried up to the base station on the back of workers or yaks. The workers installed and troubleshot the equipment barehandedly at a temperature of around minus 20oC, and used parallel connection of two oil machines to power the base station. In addition, they upgraded, maintained, and improved the 177km transmission trunk line around the service zone and the machine rooms along the line. Our 12 network maintenance workers worked in shifts around the clock at an elevation above 5,300 meters above sea level until the measurement team reached the top. From 2G to 5G, China Mobile’s signals are always there to serve Chinese and foreign mountaineers, scientific expedition teams and tourists on Mount Qomolangma. This historic moment in the global telecommunication history would not be possible without the bravery and hard work of our builders. 5G signal covers Mount Qomolangma - A new legend for China Mobile Case Case In May 2003, China Mobile successfully launched the multimedia messaging service (MMS) on Mount Qomolangma In November 2007, China Mobile opened a base station on Mount Qomolangma at an elevation above 6,500 meters China Mobile opened the world’s highest 5G base station on Mount Qomolangma Case

Advancing Openness for Innovation

China Mobile furthered the strategic cooperation with government agencies, leading enterprises and research institutes, etc. to advance cross-sector collaboration and complementation through 5G-powered digital innovation. While constantly improving independent innovation capacity, we developed specialty capabilities and empowered partners to jointly build a new ecosystem for digitalized and intelligent services.

In 2020

- Co-established a research institute with Tsinghua University, with **five** research centers dedicated to "6G," "next-generation Internet" and others.
- Provided comprehensive authentications and connection services to various classes of Internet enterprises. China Mobile Passport has connected over **15,000** Internet applications, processing on average **1.444 billion** authentications per day.
- Led **35** new key projects to develop international 5G standards commissioned by 3GPP, ITU and other international standards organizations, bringing the total to **99**.
- Submitted more than **1,200** standards documents, bringing the total to over **6,000** documents, **leading** among global operators.
- Co-launched **20** 5G chip solutions with industry partners.

8 Open Capability Platforms

Giving full play to its own advantages and unique resources, China Mobile adopted one-point access and centralized operations, and introduced eight specialty capability platforms to serve micro, small and medium-sized enterprises and individual innovators. As of the end of 2020, these platforms had received over 800 billion service requests and incubated over 300,000 applications.



Telecommunications 01
02 Internet
IoT 03
04 Digital home
Digital content 05
06 R&D
IT 07
08 Industrial application

1 Collaborative Innovation Platform

We have built a service platform for innovators and startups, through which we introduced the "Star Plan" to recruit partners from SMEs and universities for innovation projects, to deepen cooperation between businesses of various sizes, universities and research institutions and explore a market-oriented, business-led path toward technological innovation. As of the end of 2020, the platform had released 60 such projects in various fields such as smart home, smart city, smart hardware and cultural & creative industries.

Smart Development: Empowering Industries by Digitalized and Intelligent Infrastructure

15

16 5G-powered unmanned aerial vehicles (UAVs) offer diversified smart solutions Emergency response: China Mobile’s 5G-powered UAVs participated in emergency rescue for forest fire in Xichang City of Liangshan Prefecture of Sichuan, wildfire in Anzhou District of Mianyang City, catastrophic flood in Leshan, and earthquake in Changning of Sichuan. Transport and logistics: China Mobile’s 5G-powered UAVs were equipped with cargo space to deliver medical emergency supplies more quickly to remote areas such as Zhaojue County, Liangshan, Sichuan. Inspection and map survey: China Mobile’s 5G-powered UAVs were used for map surveys in Yunyang County, Chongqing. The massive real-time map survey data and the automatically merged images made low-latency, high-precision 3D modeling possible. Urban management: At the Ningde Nuclear Power Plant in Fujian, AI recognition and 5G-powered UAVs were used to identify potential problems and take photos for troubleshooting, considerably improving the efficiency of inspections over power lines and cold source waters. Farmland operation: At the Chongqing Yongchuan Smart Pear Garden, 5G-powered UAVs were used for automated and targeted pesticide spraying, protecting the farmland from pest. Live broadcasting: In Beidahu, Jilin Province, 5G-powered UAVs were used to broadcast the curling competition, part of the points game for the Beijing 2022 Olympic Winter Games. The 5G real-time feedback platform offered high-definition and multi-angle live broadcasting of the game. Promoting ICT Applications in All Industries China Mobile sought further integrated innovation by applying ICT to various industries and promoted the application of the new-generation ICT such as 5G technology to empower areas of economic, social development and livelihoods. As of the end of 2020, China Mobile had created 100 Group-level pilot projects for 15 industries, and boosted efficiency and profitability across industries. Operating the Information “High-Speed Train” The information infrastructure with 5G at the forefront has provided strong support for digital and sustainable development across industries. China Mobile actively operated information “high-speed train” and explored new scenarios, applications and business models of information services to facilitate transformation and upgrade across industries. Meanwhile, we provided a wider range of digital, intelligent services for making a better digital life for all. 5G-powered smart factory (8) 5G-powered smart cultural tourism (3) 5G-powered smart electricity (6) 5G-powered smart port (4) 5G-powered smart campus (10) 5G-powered smart steel (3) 5G-powered automatic driving(15) 5G-powered smart city(16) 5G-powered smart hospital (12) 5G-powered smart banking(5) 5G-powered smart mine (4) 5G-powered industry video (4) 5G-powered smart park (3) 5G-powered cloud game(3) 5G-powered unmanned aerial vehicle(4) Case

Smart Development: Empowering Industries by Digitalized and Intelligent Infrastructure 17 As an important hub of modern transportation, ports play a pivotal role in economic development. Our Zhejiang subsidiary enhanced research on 5G SA network, edge computing, network slicing, remote control of port machinery, automatic driving, etc., to help the Zhoushan Port in Ningbo realize 5G+ tire-type gantry crane remote control. It has completed the application test of 5G-powered unmanned trucks. The 5G-powered unmanned trucks built by our Fujian subsidiary for the Far Sea Port carried goods along the pre-designed route and delivered them to the designated place within the specified time, solving common problems such as abnormal communication interference and long delay under traditional operations. The low-latency and high-reliability transmission of AGV (Automatic Guided Vehicle) control signals greatly improved the overall operating efficiency of automated terminals. In addition, 5G technology was also applied at Shanghai’s Yangshan Port, Shandong’s Qingdao Port and Shenzhen’s Mawan Port, etc., laying a more solid foundation for port digitalization. 5G empowers port operation China’s first 5G+ remote control gantry crane was put into use in Ningbo Zhoushan Port Scan the QR code to learn more about Smart Port On June 18, 2020, China’s first 5G-powered smart coal mine was officially completed in Shanxi. China Mobile co-built the then China’s deepest 5G base station (534 meters underground) for Xinyuan Coal Mine of Shanxi Yangquan Coal Industry Group. A “super gigabit uplink” private 5G network was built for the coal mine, equipped with diverse applications including unmanned inspections of electromechanical chambers, remote control of tunneling operations and unmanned mining, etc. These solutions enabled monitoring and targeted remote operation of underground equipment, laying a solid foundation for less-manned or unmanned mining and safe mining. The deepest 5G base station supports smart mining In August 2020, China Mobile supported the building of Wengding Hulu Characteristic Town in Yunnan with smart tourism solutions. We made full use of 5G network and employed innovative applications, such as “5G+AR”, “5G+WiFi” and “5G+VR”, striving to build a characteristic ethnic town based on ethnic characteristics of local Wa people. We helped local property owners improve management with security services, broadcasting and UAVs. The town, equipped with smart toilets, smart hotels, smart parking, smart travel and VR live streaming services, etc., effectively improved the tourist experience and tourist services. To date, it has received nearly 2 million visits cumulatively. 5G-powered smart tourism for the building of Characteristic Towns Case Case Case

Serving the Digitalized and Intelligent Life

With innovative technologies such as 5G, China Mobile developed specialty services including 5G Messaging, ultra-high-definition video, Color Ring Back Tone (CRBT), VR/AR, etc., to meet users' growing needs for diversified, high-quality and personalized digital content and deliver a more intriguing digital life on the "cloud".

New Technology

- Initiated the first multimedia alliance in China - 5MII, and co-established the Cloud Game Industry Alliance and the 5G+Video CRBT Industry Alliance;
- Co-released the *5G+8K Ultra HD Localization White Paper* and participated in the preparation of the world's first national standard for video CRBT, continuing to drive industry innovation.

New Content

- Applied 5G technology to deliver 4K live broadcasting of games of Chinese Football Association Super League (CSL), China Basketball Association (CBA) and China Volleyball League (CVL) every day;
- Partnered with the China Museums Association, National Centre for the Performing Arts of China (NCPA) and Shanghai Animation Film Studio to create ultra-HD immersive content based on classics works.

New Experience

- Launched five new 5G applications: "5G+4K+VR", the world's first 5G ultra-HD video CRBT, AR Photo-shooting, MiguPlay on 5G Cloud Game Platform, and 5G-enabled mobile newspaper;
- Launched the Digital Smart Cloud services online including Cloud Performing Arts, Cloud Museum, Cloud Dance, Cloud Fitness and Cloud Class, etc.

5G+VR offers an immersive digital experience — Case

China Mobile employed the Gigabit Ethernet to develop omni-terminal mobile cloud-based VR applications with immersive experience. We combined 5G and VR technologies to enrich online cultural life and better disseminate knowledge. We are the first in the industry to apply VR technology to live broadcast the cherry blossom festival, on Mount Qomolangma, and at concerts. For sports events, we employed 5G technology to allow you an immersive game-watching experience with friends far away. We also held online classes. Our Migu Reading became China's first 5G-powered new-generation reading App containing e-books, audio books and videos, as well as bestselling screen adaptations, enabling more new experiences for the public.



China Mobile MIGU Company Limited launched the VR bookstore on World Reading Day, unveiling the era of reading in virtual reality

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Smart Development: Empowering Industries by Digitalized and Intelligent Infrastructure 19 Improving Service Quality In 2020, China Mobile continued the “Leading Service” Action, “Sunshine Action”, and “Peak Cut Action”. We took the lead to organize customer communication activities such as the “Quality Service Season” to effectively improve customer experience and satisfaction. The service quality of 10086 hotline, service halls and home bandwidth installation & maintenance, etc. continued to maintain a leading position. Putting Customer First China Mobile always puts “customer satisfaction” in the first place. We attentively listen to the demands of customers, leverage digital and intelligent technologies, and strive to deliver first-class service management, complaint response, network quality, emergency communications and information security. Improving standards for better quality: China Mobile continued to improve the service quality standards of key CHBN services, and increased such standards to 20 in 2020. We also formulated administrative measures for ecosystem- wide cooperation service quality, expanding quality management from our own business to the ecosystem- wide cooperation system. Evaluating customer perception: Through the customer experience perception evaluation platform, China Mobile conducted over one hundred quality perception evaluations for 32 key products, reaching an average of over 140 million users per month. Improving customer complaint response: China Mobile set up the semi-monthly disclosure system for 5G and mobile number portability services, and the three-level closed-loop management mechanism featuring “daily alert, weekly update, and monthly disclosure”. Moreover, China Mobile investigated the causes of complaints about focal and hot issues. The rate of timely complaint handling rose by 10%, the time for complaint handling fell by 43.3%, and the rate of complaints about “perceived user experience” fell by 53.5% from the previous year. Optimizing Closed-loop Management Developing More Digitalized and Intelligent Services Enhancing Customer Communication External: Hosting the Quality Service Season. Under the theme of “Heartfelt Service, Excellent Experience”, focusing on “excellent network, products and services”, China Mobile organized three customer interaction activities, including “General Manager Customer Reception Day”, “Welcome to China Mobile”, and “I Am a Service Experience Officer”, with over 20 million participating customers. Improving CHBN-oriented s e r v i c e a n d o p e ra t i o n capabilities: China Mobile took the lead in setting up the 10086 hotline, the country’s first smart integrated telecom service portal covering all CHBN markets. China Mobile also launched smart voice navigation services that can understand and rapidly respond to customers’ needs. Smart voice responses accounted for 72% of the services. The entire complaint response process is made transparent, and the repeated complaint rate has dropped by 39.7%. Internal: Cultivating “customer- centric” service awareness. China Mobile carried out two activities to discuss the meaning of customer- centric services and how to improve services, raising the service awareness of our staff, with 1,600 cases collected in over 300 discussions held. Moreover, China Mobile further promoted the use of the two platforms: the “Voice of Customers” and “Voice of the Frontline”, and continued to recognize “Best Practice of Service Management” and “Service Star” as role models. With these efforts, the awareness that “everyone is the customer manager” has gradually taken root. Enhancing smart service capability: China Mobile continued to build a “new level of customer ser vice system” characterized by data convergence, integration of capabilities and digitalization of services, to deliver more targeted and proactive services.

总经理接待日
客来敬茶 用心聆听

Live streaming of General Manager Customer Reception Day organized by our Sichuan subsidiary



"Welcome to China Mobile" campaign of our Jilin subsidiary

In 2020

32.2% ↓	**53.5%** ↓	**36.1%** ↓
The 10086 hotline received less complaints on a year-on-year basis	The rate of complaints about "perceived user experience" dropped	The rate of complaints about "household broadband internet service quality" per 10,000 users dropped

Improving Network Quality

In 2020, China Mobile led the industry with its 5G network performance by launching "4/5G network quality collaborative improvement" and "5G SA network quality improvement" campaigns. Taking a problem-orientated approach, China Mobile launched a "special action for quality improvement" to improve household broadband quality and installation & maintenance capabilities. Apart from the checklist handling of the household broadband complaints, we continued to track the progress of rectification by all provincial branches to ensure complaints are resolved, substantially improving household broadband quality.

In 2020

337	**99%**	**750+ Mbps**
Cities in China put 5G SA into commercial use	The 5G SA wireless connection rate exceeded	5G SA average download speed

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Smart Development: Empowering Industries by Digitalized and Intelligent Infrastructure 21 Our workers at Meishan subsidiary hiked 10 kilometers carrying 100 kg of equipment to repair the communications network Our workers at She County subsidiary in Anhui braved the flood to ensure that students could timely take College Entrance Exams Incidences of emergency communications services provided Personnel dispatched for emergency communications services 4,887 264,102 person-times Safeguarding Cybersecurity and Information Security China Mobile attaches great importance to cybersecurity. Apart from building the information governance system, we took multiple measures to resolutely prevent spam messages and fraudulent communications, so as to ensure the safety of customer information and privacy. Emergency Communications Services China Mobile built an “iron army” for emergency communications support by improving management system, preparation normalization, capability standardization, and centralized dispatch. Faced with floods and other natural disasters, we braved the frontline for emergency communications support and secured telecom services for local residents. Moreover, we delivered telecom services to the Third China International Import Expo (CIIE) and 11 other major events, as well as routine telecom services to our users, with “zero major network failure, zero major cyber security incident, and zero major customer complaint”. In 2020 Cybersecurity Protection We attach great importance to the implementation of the cybersecurity accountability mechanism. A highly efficient data security management system with clear division of labor and responsibilities and integration of technology and management is in place to protect cybersecurity and information security around the clock. China Mobile coordinated the construction of the 5G-enabled “security as service” system, actively explored the role of AI and big data in cybersecurity and information security, and responded to such risks arising in new business development. Information Governance We continued to deepen centralized information governance in terms of improving governance approaches, processes, monitoring and handling, etc. In 2020, China Mobile launched the “Protecting Minors’ Online Safety” service and helped build safe online environments such as mobile network and household broadband internet for minors through information reporting, time management, personalized settings and online safety protection, etc. Preventing Telecom Frauds We improved the three-level collaborative technical defense system, enhanced interception of fraudulent information, and rapidly handled suspected fraudulent phone numbers. Moreover, we built a database of customers with bad credit record and leveraged own resources to block domain names or websites used for loan frauds, and assist law enforcement agencies to help cement the defense against fraud.

22 Inclusive Development: Pursuing People-centered Development for All Living a happy life is the shared dream of human kind. Although China has vigorously rolled out a slew of policies to end poverty, ensure gender equality, and drive high-quality employment in response to the United Nation’s 2030 Agenda for Sustainable Development, there still exists a series of problems such as disparate and insufficient development. ICT enterprises pursuing high-quality development must tackle the challenge of sharing the benefits of digitalization, promoting balanced regional development, and improving national happiness index by leveraging the advantages of the ICT industry. Focusing on the battle against poverty, China Mobile has deepened its work in “Network+” poverty alleviation and provided development support for poverty-stricken areas and disadvantaged groups to share fair development opportunities. In response to the application gap brought about by new technologies and new applications, China Mobile adopts measures to promote inclusive sharing of information dividends. Facing digitalized and intelligent transformation, we actively motivate, empower, and guide employees to seek development, helping employees to overcome difficulties, achieve work-life balance and grow together with the Company. Sustainability Context Our Actions Fighting Against Poverty for a Better Life Narrowing the Application Gap to Share Inclusive Services with All Promoting Innovation and Entrepreneurship to Help Employees Grow

Fighting Against Poverty for a Better Life

2020 marked a decisive year for poverty alleviation. China Mobile fully leveraged the role of telecom infrastructure in advancing "Network+" poverty alleviation, providing a financial support package for poverty-stricken areas to shake off poverty and ensure no return to poverty in the future.

"Network+" Poverty Alleviation

Since 2002, China Mobile has contributed to poverty alleviation with its advantages of informatization. We undertake poverty alleviation tasks in 1,811 counties, townships, and villages, and have constructed the "Network+" poverty alleviation based on the "1+3+X" framework to combat poverty in fields of education, healthcare, people's livelihood, consumption, industry and employment, etc., facilitating poor areas and disadvantaged groups to nurture endogenous power to fight against poverty.

As of the end of 2020

RMB 1.9 billion
Poverty-alleviation donations from our parent company

4,700+
Officials and work team members dispatched

1,811
Villages and counties we helped lift out of poverty

1.08 million
Poor people we helped lift out of poverty



Support recipients
Consumer
Partner
Public welfare organization
Media
Social force
Government
Consumption
Healthcare
Industry
Culture
Employment
Education
Livelihood
Indirect effects
Funds
Organization
Talents
Direct effects
Network+

China Mobile's "Network+" poverty alleviation model

Won the National Poverty Alleviation Award for Best Contribution and National Poverty Alleviation Award for Best Organizational Innovation for two consecutive years

Received the highest rating in the targeted poverty alleviation assessment for three consecutive years

Selected as one of the *Top 50 Best Practices of Chinese Enterprises' Targeted Poverty Alleviation* four times (three consecutive years) by the State Council Leading Group Office of Poverty Alleviation and Development

Inclusive Development: Pursuing People-centered Development for All

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Internet-based Poverty Alleviation, Building the Information "Highway"

We strive to improve the optical fiber access rate in administrative villages, coverage of mobile network and wireless network along the main roads to promote the Telecommunications Universal Service Project in impoverished areas. Additionally, we innovate in customized poverty-alleviation tools such as mobile phones and preferential communication service code to throw a "one-two combo" in the fight against poverty.

In 2020

RMB 12 billion

Invested in the Telecommunications Universal Service Project in remote areas nationwide

52 thousand

Remote villages that China Mobile has brought broadband access to

>98%

Coverage of 4G in administrative villages

ICT-based poverty alleviation quickly empowers areas trapped in deep poverty

Case

In Sichuan, with five years of perseverance, we have helped the then primitive and deeply impoverished "cliff village" in Liangshan to become a part of the 5G era and introduced gigabit optical fiber broadband coverage. As a result of this leap, live streaming has become a new source of income for the locals, giving the public a chance to share the benefits of high-quality communication network.

In Jiangxi, we generated preferential communication services codes for all 2.85 million registered poor households individually. The codes can be used to apply for/renew services, check preferential policies, as well as consult and handle businesses. With the code, we introduced a token to affordable services.

In Yunnan, we customized mobile phones to provide free "Sannongtong" information service. We also launched free customized mobile phones for registered poor households, discounted customized mobile phones for 2G or 3G users, complimentary phone credits for general customized phone buyers, and rural exclusive poverty alleviation and preferential services to significantly reduce information service costs.

Poverty Alleviation Through Education, Planting Seeds of Hope

Education is the fundamental way to stop the intergenerational transmission of poverty. With the support from the Ministry of Education and the State Council Leading Group Office of Poverty Alleviation and Development, we have pooled public resources to vigorously develop online education and channeled high-quality resources to the countryside.

In 2020

26 billion minutes

Of online service provided on "ViLin" and "And Education"

5.21 million

Teachers and students served

Campus broadband "Double Plan"

Ensure the same access to network, speed and quality in poor rural areas as that of the cities.

"Jinqiao Operation"

Create an overall solution for class sychronization featuring "online course + management software + intelligent hardware".

Cultural "Tongyue Project"

Invite education experts, artists and volunteers to build five types of online and offline classes.

Popolarizing mandarin through information technology

Develop the "Mandarin for Poverty Alleviation" and the "Chinese Learning for Foreigners" Apps to build a model of "one core App + three support systems of data traffic, marketing, and big data".

At the same time, relying on digital content services, we have boosted the cultural development of countryside. We have launched the "2020 New Era Reading Season in Rural Areas-'100-day I-Love-Reading Campaign", with a total of 42.18 million views and 5.26 million hours of reading. In addition, Migu TV and supporting services worth RMB 479,400 were donated to Tibetans at the Sanjiangyuan Nature Reserve who were relocated.

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Poverty Alleviation Through Healthcare, Preserving Good Health

We have built the "One Network, Three Services" information service system to combat poverty through better healthcare, and offered information-based solutions such as HIS (hospital information system), EPR (electronic patient record), and Village Doctors App. With collaborative efforts in remote consultation and ECG (electrocardiogram), we are gradually bringing fine medical resources to more people.

In 2020

400+
Hospitals we have helped to build remote healthcare platform

Over 2.6 million
Poor people assisted

"Smart Hospital + County Level Medical Partnership" - An innovative health poverty alleviation mode

Case

Baisha Li Minority Autonomous County is the only county plagued by deep poverty in Hainan Province. With the one and only secondary general hospital looking after the health of all residents, the county faced serious medical resource shortage. With the support of 5G technology, our Hainan subsidiary has built an Internet Plus Medical Service System composed of "one smart hospital and one telemedicine platform". The system supports the transformation of the information system of Baisha County People's Hospital, as well as the deployment of a county-level telemedicine platform. It also helps to allocate superior medical resources from China-Japan Friendship Hospital and Suzhou Kowloon Hospital to the county-level People's Hospital and other medical terminals, improve the overall local medical and healthcare service capabilities, and address the problems of "inaccessible quality medical treatment" and "poverty and returning to poverty caused by illness".

Poverty Alleviation Through Consumption, Paying for a Better Life

By replacing donation with consumption and matching supply with demands, we are accelerating the shift from merely cash and in-kind donations to a more sustainable support model. We have built e-commerce platforms such as China Mobile Poverty Alleviation Mall and encourage our staff, poverty alleviation officials and the public to sell agricultural products, thereby expanding the channel of income for poor households.

In 2020

RMB 200 million
Worth of agricultural products purchased from poor areas

RMB 110 million
Worth of agricultural products sold from poor areas with our help

Industrialization of poverty alleviation products through the Employee Welfare Project

Case

Aspire, subsidiary of China Mobile, has worked with partners to promote the Employee Welfare Project and gradually forge the "full chain" consumption poverty alleviation service. Putting local conditions at the core, we carried out an initiative of "one special product for every poor county", and designed the "China Mobile's Poverty Alleviation Caring Package" to upgrade local products. In partnership with J·ZAO, we followed up on the processing and package design, and pushed for "one on one" e-commerce training with enterprises to establish a mode of "farmer household + cooperative + e-commerce platform", promoting the sales of poverty alleviation products. In Nov. 2020, our project was honored with the "Excellent Grassroots Organization for Poverty Alleviation" award issued by China Association of Communication Enterprises.


Aspire
卓望

Poverty Alleviation Caring Package by China Mobile

Inclusive Development: Pursuing People-centered Development for All

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Poverty Alleviation Through Industrialization, Highlighting Regional Characteristics

Based on the practical conditions and production needs of poor regions, we participate in local infrastructure construction. By combining local resource advantages, we have developed special industries to support the development of local flagship enterprises and rural cooperatives. In 2020, we proactively attracted investments to impoverished areas. More than 170 enterprises were attracted to invest a total of RMB 160 million in support of 210 flagship enterprises and rural cooperatives.

Exploring special industries for independent development

Case

In Hainan, a modern industry cooperation mode featuring "Investment by China Mobile, land requisition by government, and operation by a professional institution" was developed. CP Group was also brought in to build the largest modern agricultural technology park in Baisha County. The park is expected to provide jobs for 2,000 people and generate revenue of over one hundred million yuan.

In Xinjiang, the village collective economy mode featuring "Investment by China Mobile, land acquisition by the village, and operation by project leaders" was developed. Funds invested were used to build garment factories and iron processing plants in Shule County as well as to train project leaders. These projects generated an annual output value of RMB 2.6 million, employing left-behind women and male labor in the county.

In Tangyuan County, Heilongjiang, we shared operation and management experience, built an e-commerce platform, and provided support for the entire industrial chain of "production, supply, and sales". We also developed renowned brands such as "Elder Brother Baoshan". The sales of the e-commerce industrial park increased to over RMB 54 million in 2020 from RMB 800,000 in 2018, benefiting 1,300 poverty-stricken people.

Poverty Alleviation Through Employment, Unleashing the Endogenous Power

Increasing employment is the most effective way to get rid of poverty. We formulated friendly employment policies for people from poor regions, and provided them with vocational training and special posts to help enhance their employment and entrepreneurship capabilities. In 2020, China Mobile employed 1,263 people from poor households and helped transfer 8,965 people to new jobs.

Facilitating employment of college students in poverty-stricken areas

Case

In Tibet, we focused on the outsourcing industry chain of operational businesses, tapped into the demands of labor, and trained a batch of hardworking 5G base station, line transmission, and household broadband maintenance personnel to match the needs. We also negotiated 41 network maintenance and construction posts for college graduates from Gaize County, securing the most vital path to casting off poverty.

In Xinjiang, we built the "Training Base for Youth Employment and Entrepreneurship", and established partnership with colleges and universities. Through offering training bases and courses, internship, as well as work-study programs to young people in the region, we have helped more than 900 college students from poverty-stricken areas in southern Xinjiang to find jobs.

Rural Vitalization, Consolidating the Results of Poverty Eradication

China Mobile explores new modes and practices of rural vitalization based on informatization, and develops new information services. We have created a model of "Smart Villages" to ensure a smooth and effective transition from poverty alleviation to rural vitalization. In 2020, RMB 165 million was invested in the construction of 110,000 "Safe Villages".

Information access brings more income

Case

China Mobile has continuously promoted the integrated development of primary, secondary and tertiary industries in rural areas. Our Chongqing subsidiary has created the system of "government + operator + service provider" and built 9,164 agriculture information societies. With the YuYiNong platform, new farming equipment, and the practice of farm work, we trained about 10 million farmers and helped sell over RMB 100 million worth of agricultural products. Our Shandong subsidiary adopted the mode of "cooperative + base + farmers" and built 4,854 agriculture information societies to integrate the outcomes of informatization with agricultural production, rural development and farmers' life. More than 1,200,000 residents benefited from the initiative and online sales reached RMB 4.2 million cumulatively.

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Inclusive Development: Pursuing People-centered Development for All 27 In Hubei, we support the e-commerce development of “Freestone Plum” In Ningxia, we transport safe tap water to schools in southern arid mountain areas In Shanxi, we help improve the infrastructure and safe drinking water supply for local villagers In Guizhou, the girls from Dong Villages share local culture through live streaming supported by China Mobile’s network In Guangdong, we build the e-commerce platform “Lingnan eShop” to sell lotus root online for poverty alleviation

Public Welfare

Perseverance and a sense of mission are two essential elements for public welfare. Since its inception in 2009, China Mobile Charity Foundation has carried out several hallmark projects such as the Heart Caring Program and Blue Dream—China Mobile Education Aid Plan, giving full play to its expertise in telecom services to innovate in public welfare support means.

The Heart Caring Program—Support for CHD-affected children in poverty

Through the Heart Caring Program, China Mobile is committed to addressing the "last mile" problem of saving CHD-affected children in poverty stricken areas. In 2020, the Program donated RMB 12 million to provide free CHD screening for 3,639 children and free surgical treatment for 601 diagnosed patients. Since 2011, the Program has covered 10 provinces (regions), with a total of 360 million messages sent and over 21,000 hours of volunteer services offered.



Training volunteers for the Heart Caring Program by Ningxia subsidiary

Difficulties	Difficulty in early diagnosis and treatment	The high surgical and treatment cost may bring down a family financially	Young patients require round-the-clock care and support from families
China Mobile's response	Donate three mobile screening vehicles equipped with mobile medical systems to conduct on-site screening in poverty-stricken areas	Cover all surgery costs and alleviate the patient's financial burden	Establish a volunteer platform to help with disease diagnose, transport, and follow-up visit, alleviating the burden on families

As of the end of 2020

Over RMB 190 million
Cumulative donations

58,607
Cumulative number of impoverished children to receive free congenital heart disease screenings

6,574
Cumulative number of assisted children in poverty who suffered from congenital heart disease

Blue Dream—China Mobile Education Aid Plan

The Blue Dream—China Mobile Education Aid Plan, consists of China Mobile Multimedia Classroom and China Mobile Central and Western China Rural Primary and Secondary School Principal Training Program. It aims to improve the infrastructure and management of rural primary and secondary schools in central and western China, as well as to eliminate the educational development gap among regions.

Difficulties in educational development of central and western China	Outdated educational philosophy and insufficient teaching staff	Weak infrastructure and lack of access to educational resources
Countermeasures by China Mobile	Organize training for primary and secondary school principals in central and western China, enhance teacher quantity and quality, and improve management	Build multimedia classrooms, provide hardware support, and unblock "cloud" channels for access to quality educational resources

28

Inclusive Development: Pursuing People-centered Development for All 29 Extending the Influence of our Public Welfare Efforts Seizing the opportunity of “Internet + Public Welfare”, we organize donations and campaigns for the Heart Caring Program and the Blue Dream—China Mobile Education Aid Plan, and have built a publicity platform for public welfare. We also have launched the Blue Dream Public Welfare Plan. Under this plan, we have joined hands with 160 million GoTone users to support improving e-education of 116 schools in 58 poverty-stricken counties across 11 provinces via in-kind donation, credit point donation, and cash donation. As of the end of 2020, over 120,000 people had participated in this plan, and the influence of our public welfare efforts continues to expand. In the Heart Caring Program, Migu Run’s Charity Run Project attracted 690,000 participants, with a total of 7.7 billion steps donated; the Blue Dream GoTone Family Run Project attracted 358,000 participants, covering 26.6 million kilometers cumulatively. On Migu Reading, a total of 14.8 million hours were redeemed and RMB 10.8 million was matched in donation; 37 fun reading activities were held, with a cumulative donation of RMB 2 million. Online live streaming courses of public welfare were launched on the Migu Music App. Musicians and artists were invited to serve as mentors in “Migu Music Class” and “Tongyue Class”. A total of 10 live broadcasts were organized, earning RMB 10 million matching donations. The activities reached more than 100 million people in total. China Mobile’s Philanthropy Stars of the Year In 2014, Li was assigned to Liuwei Village of Lixin County as the team leader of poverty alleviation. In the past six years, he has lifted 176 poor households in the village out of poverty through targeted measures of breeding, education, i n formation technology, and infrastructure, generating a total of more than RMB 600,000 in income for the village annually. Since taking office as the First Secretary of Poverty Alleviation in Shicang Village of Taotang Township in 2019, Lin has dedicated to develop the collective economy. Under his leadership, the village now owns 2,000 laying hens, and an intelligent base holding 300 heads of cattle. He helped sell agricultural products worth RMB 1.2 million. All poor households were lifted out of poverty and achieved a per capita income of over RMB 20,000. In July 2019, Lu served as the First Secretary of Poverty Alleviation in Dongcun Village in Huagou Township and took several initiatives to construct a digital village. He captured tens of thousands of photos of left behind children, empty nesters and good deeds in everyday life with cameras, and paid attention to the vulnerable groups by organizing over 100 public welfare activities. Multimedia classrooms built Principals of rural primary and secondary schools trained Multimedia classrooms built in total Primary and secondary school principals in central and western China trained in total 517 1,000 3,380 128,000+ Migu Reading Migu Run Migu Music In 2020 Li Xiaokai, employee of Anhui subsidiary Lin Feng, employee of Jiangxi subsidiary Lu Hanghang, employee of Shandong subsidiary

30 Inclusive Information and Communications Services China Mobile earnestly implements the measures of improving network speed, lowering rates and portability service, improving people’s awareness of belonging and happiness. We prioritize the elderly, the disabled, and residents in remote areas on our information accessibility agenda to remove the barriers in information fees, terminal devices and services and applications, making telecom services more accessible for all. Narrowing the Application Gap to Share Inclusive Services with All With our industry advantages, we continue to eliminate digital divide through the Village-to-Village Telephone Network Project and the Telecommunications Universal Service Project. Furthermore, we focus on reducing the application gap derived from digitalized applications, so that more people can share the benefits of inclusive digital services. Besides, we carried out voluntary services to care for special groups and support community development. Helping the Elderly Enjoy the Digital Era While the accelerated popularization of digitalized and intelligent applications brings convenience, it also brings learning challenges to special groups like the elderly. We provide the elderly with more considerate, caring, and convenient products and services, so that they can smoothly get on the “express train” of smart technology. Community volunteers help the elderly to learn how to use mobile phones The cloud services of smart elderly care system serve us all In April 2020, the Shaanxi Smart Home-based Elderly Care Platform, supported by China Mobile, was officially launched. This platform is composed of the government administration system, call center and elderly service system. The government administration system is an effective tool for the government to manage elderly care affairs; the call center provides services such as consultation, complaint and care for the elderly across the province; and the elderly service system offers diversified personalized services such as day care, monitoring and emotional care. To date, the Platform has supported 317 elderly care institutions, 4,089 home-based elderly care facilities, and served 20,797 senior citizens online, enabling the elderly to enjoy professional senior care service without leaving home. We have developed customized functions, services and products for the elderly to help them enjoy information services. Payment scheme, smart phone and other electronic device, voice input, and dialect recognition are all supported. Making life smarter We carry out a series of volunteer services such as “mobile phone class for the elderly” and “mobile phone mentor”, and set up exclusive channels and courtesy seats to better serve the elderly. As of the end of 2020, the 10086 hotline is able to forward all calls of the elderly directly to customer service personnel. Making products with better usability Enabling the elderly to better use information services Aiming to develop the markets of smart elderly care, we innovate in the home care mode and facilitate the elderly to enjoy a happy life with diversified services of clothing, food, housing and transportation. Case

Inclusive Development: Pursuing People-centered Development for All 31 Addressing the Information Needs of Special Groups We focus on the information access needs of left-behind children and people with disabilities by designing and promoting “barrier-free” devices and digital applications, helping to build a bridge for better communication with the disadvantaged. To tackle communication difficulties of hearing-impaired people during phone conversations, we explore a new way of answering phones with the aid of the color printing AI call assistant. The AI assistant can recognize the intention of phone calls and transform voice into words for the hearing-impaired users to read, removing the barriers of communication. Zhejiang subsidiary distributes free “Blue Wristband” for villagers Volunteers from Anhui subsidiary visit left-behind children Response to the Needs of Community Residents China Mobile has launched comprehensive and diversified volunteer activities on a regular basis to serve the actual needs of community residents. On top of two mature activities, “And You” donation to support education and “And Seedling” (volunteer teaching program), we have further strengthened our professional abilities to meet the needs of community residents and help build a harmonious society. Donations organized Funds donated “And You” donation 3,475 Over RMB 5.299 million “And You” volunteers in Gerze County in Tibet “And You” volunteers in Maqin County’s Welfare House in Qinghai Province In Zhejiang, we distribute free “Blue Wristband” for villagers. Through intelligent positioning and timely monitoring, it can effectively track the movement of the elderly with mental disorders and special groups that may get lost easily. In Anhui, we join hands with the media in presenting the activity “Beyond Time and Space—Realizing the Dreams of Left-Behind Children”. Around the corner of the Spring Festival, we visited the local left-behind children and sent them brand-new schoolbags, stationery, and home monitoring devices, so that they can video chat with their parents working far away.

Renewed efforts in charity for left-behind children

Case

Our Fujian subsidiary has provided care and support for left-behind children by carrying out "Caring Donation", "And Seedling", and "Family Companionship" for 18 years. Donations were organized to support the construction of teaching buildings and dormitories, establish a teaching aid foundation, as well as purchase all kinds of study and living materials, providing support for children in areas with shortage in educational resources. The company also held exchange activities such as "Celebrating Children's Day on June 1", "Going into the City" and "Youth Military Camp". In addition, the volunteer teaching team "And Seedling" was set up to provide learning support for left-behind children. More than RMB 5.184 million was donated in total, benefiting over 40,000 left-behind children and over 300 teachers in rural areas.



Giving stationery away to left-behind children

> We're happy not only because of the gifts we receive on Children's Day, but more so because we have the companionship of brothers and sisters from China Mobile.
>
> —Lin Shihan, a left-behind kid from Jiudu Hope Primary School

Renewing efforts for "Hope Project" by building "Mobile Primary Schools"

Case

Our Jilin subsidiary has set up the"Hope Project" volunteer team since 2003. The 680 team members have been working toward better development of community education for 17 years. Specifically, they innovated in the "assistance + development" model to support the construction of the "3+1" Projects, i.e., "Hope Project", "Culture Project", "Livelihood Improvement Project", and "Career Project" and help improve the overall quality of local students and faculty. They also built "Mobile Primary Schools" to improve teaching infrastructure, and carried out various forms of software and hardware volunteer services and donations. To date, the team has launched more than 500 public welfare projects, offering services of up to 38,620 hours.

Youth 5G+ for a better future

Case

Our Tianjin subsidiary advocates the social ethos of helping others, dedication and fraternity. To enhance the sense of responsibility of young employees, the company organized "Youth 5G+ for A Better Future" volunteer service. Nearly 100 young technical professionals gave full play to their expertise. Nearly 40 volunteer activities were held in fields of special business promotion, service quality improvement, network construction and security.

As of the end of 2020

131,100

Total number of registered employee volunteers

945,200 hours

Total service hours of employee volunteers

32

Promoting Innovation and Entrepreneurship to Help Employees Grow

Employees are one of the most vital elements for digitalized and intelligent transformation. China Mobile adheres to the principle of "people first", and continues to optimize the innovation incentive mechanism to stimulate innovation vitality and empower employees' growth. At the same time, we help employees achieve work-life balance and pay attention to employees with special needs, enabling them to achieve common development and win-win outcome with the Company.

Innovation Mechanism

Innovation is the first driving force for development, and talents are the most critical element for innovation. China Mobile continues to optimize its innovation mechanism and is committed to creating a corporate atmosphere that encourages innovation, allows trial and error, and focuses on stimulating the potential and vitality of individuals and teams.

Carrying out "grid-based" reform: We comprehensively implement grass-roots "grid-based reform" by clarifying division of responsibilities, selecting responsible persons, and establishing an accountability system. Three basic modes were developed accordingly, including responsible management of in-service personnel, resignation contracting of self-owned personnel, and social channel contracting. We also have established an "inverted triangle support" structure to empower the grassroots "grid heads" to further release the vitality of grassroots development.

Building a "special zone" for scientific research: We have deepened the reform of technological innovation system and mechanism. In particular, the Jiutian AI team of the research institute is taken as a test base to explore and innovate in operation and management mechanisms, employment mechanism, incentive mechanism, etc., promoting the upgrade of the overall management system with partial innovation. With these efforts, the vitality of scientific research teams can be released to enhance technological capability.

Internal innovation incentives: We have established an internal incubation service platform for "mass innovation and entrepreneurship" and held the China Mobile Independent Development Competition to stimulate employees' enthusiasm. By promoting the application of outstanding project outcomes, we introduce subsidiaries in western regions to projects and talents of those in eastern regions, enhancing the capability of local personnel and developing a new channel for recruitment, training, and work shifts.


中国移动2020自主开发大赛 总决赛
10
12
00:53
云评标
VS
双屏AR视频彩铃

■ China Mobile Independent Development Competition


HACKATHON

■ China Mobile 2020 Maker Hackathon

Awards:

China Mobile was the recipient of the Top 10 Best Employer Award and Top 10 Most Popular Employer Among College Students Award in China Best Employer Award 2020 hosted by Zhaopin.com and Institute of Social Science Survey of Peking University.

China Mobile was honored with Excellence in Employer Brand and HR Management in the Employer Excellence of China Awards Ceremony.

Inclusive Development: Pursuing People-centered Development for All

33

34 Education and Training Facing senior management: carry out online and offline lectures on AI and 5G+ technology enhancement to improve skills in a systematic way. For mid-level management: organize centralized online training to improve the organization and capability of frontline employees. Strengthen the knowledge base of all staff: launch the “CHBN Knowledge Empowerment Action” for staff; organize the “Smart Middle Platform” for managers at all levels and all technical personnel. Strengthen the skills of key personnel: promote profession-specific and level based training for “Cloud Reform” and 5G talents. Strengthen the abilities of frontline staff: organize 5 grid-based efficient operation trainings, live broadcasts and micro-lectures to improve the capabilities of grid personnel; launch the “5G + Marketing One Thousand Lecturers Pioneer Program” ; build a learning system for outlet employees, customer managers and newcomers, comprehensively enhancing the systematic training of frontline work teams. Leadership Pioneers Plan Innovative Online Learning “New Drivers Capacity Enhancement” Master Plan Personnel Incentives China Mobile has strengthened the vitality of its official team, continuously expanded the team of outstanding young officials, and smoothed the career development path. By optimizing the classification and layout of labor resources, and dynamically refreshing the position system, we have introduced various measures to recruit more IT/CT/DT background talents. New digitalized talents accounts for 28% of all talents, laying a solid foundation for the Company's transformation and development. A new round of employee stock option incentive plan has also been launched to provide diverse incentives to employees. We have established the China Mobile “THT” (Ten-Hundred- Thousand) technical expert system, gradually building an expert team composed of Group-level “chief scientists”, Group-level “chief experts”, and provincial level experts. In June 2020, we recruited 10 Group-level “chief experts” for the first phase, exerting a positive impact within the Group. Carry out various online learning projects, such as special subject classes, livestreaming, learning column, and online exam to gradually lead a new training mode under pandemic prevention and control. China Mobile’s Group-level “chief experts” Improve the incentive system by closely linking it with performance Formulate targeted special incentives Formulate a series of incentive policies for backbone staff Carry out the “Pioneers” Plan for building the post qualification system

Care for Employees

Amid the pandemic, China Mobile has improved the working environment of general employees considerably, provided care and assistance for employees with special needs, and safeguarded the physical and mental health of our staff to enhance their sense of belonging and happiness.

Employee Caring Project

- Invested RMB 527 million in 2020 to build and renovate 26,700 facilities for the staff's small-sized space (including small canteens, small bathrooms, small restrooms, small activity rooms, and small book houses), improving the workplace of primary-level employees.
- Set up healthcare rooms, pressure relieving rooms and barbershops amid the COVID-19 pandemic; provided 12.5 million pieces of anti-pandemic materials to grassroots units, including disposable medical masks, disposable gloves, protective clothing, thermometers, and disinfectants, etc.

Assistance and Caring

- Printed and issued the *Guidance of China Mobile Employees' Mutual Aid Fund*, and invested RMB 5.42 million to help employees in difficulties.
- Strengthened the care for female employees, retired staff, employees affected by the pandemic, and employees of other special groups.

"Happiness 1+1"

- Encouraged employees to pick up the "1" sport activity, and cultivate the"1" hobby to enrich their lives.
- Launched a variety of activities such as hiking, ball competition, fun sport meeting, short video contest, painting and calligraphy exhibition, with 416,000 participating employees.

Employee Assistance Program (EAP)

- Offered EAP for 15 consecutive years through a series of mental health lectures, work exchange sessions and training courses to help alleviate the pressure of employees in work and life.
- Covered over 320,000 employees, trained 3,093 personnel for EAP, and built 120 pressure relieving rooms and care rooms.



Hunan subsidiary's reading activity


移动宁夏公司2020年“幸福1+1”足球赛

Ningxia subsidiary's "Happiness 1+1" football game


重庆移动“春笋计划——青年骨干人才培养”结业仪式

Chongqing subsidiary's "Spring Bamboo Sprout" Training Plan

Inclusive Development: Pursuing People-centered Development for All

35

36 Green Development: Leading Ecofriendly Growth for a Better Planet Climate change is a universal crisis of mankind. In 2020, the Chinese government announced its aim to reach a peak in carbon dioxide emissions before 2030 and carbon neutrality before 2060, demonstrating China's responsibility for and commitment to global sustainable development. However, with the rapid evolution of information and communication technologies, energy consumption of base stations and large data centers is growing at an alarming rate, and the ICT industry is facing continuous pressure of the carbon emissions brought by its own operation. We believe that environmental protection does not run counter to business development as in a zero-sum game. For a beautiful China with bluer skies, greener mountains and clearer water, we are committed to putting into practice the concept of ecological civilization by constantly improving our environmental management system, actively working with stakeholders and continuously developing innovative ICT-based solutions to save energy, reduce emission, build green supply chains and protect the ecosystem. Sustainability Context Our Actions Fully Practicing Green Operation Driving Energy Conservation and Environmental Protection

Fully Practicing Green Operation

China Mobile is committed to harmonious coexistence with the environment. For 14 consecutive years, we have carried out the "China Mobile Green Action Plan", contributing green efforts to itself, the industry and society. We have advanced whole lifecycle environmental management, built green industrial chains and supply chains, and innovated environmental governance and ecological protection solutions, striving to peak carbon emissions and achieve carbon neutrality.

Environmental Management System

By constantly perfecting our environmental management system, we have a three-tier governance structure at the decision-making, management and execution levels in place to identify and control environmental risks. We have also formulated the *China Mobile's Green Data Center Evaluation Index System* and established a closed-loop management mechanism of regular evaluation, assessment, rectification and re-evaluation to ensure green operations in all of our businesses.

China Mobile's Environmental Management System

The system covers various aspects of business operations such as product operation and business facilities, suppliers and service providers selection, R&D of new products and services, packaging and transportation, waste management, engineering design, new project construction, due diligence and daily work.


Clear Target
Constant Improvement
Close Monitoring

In 2020

18%
Year-on-year decline in overall energy consumption per unit of telecom business

2.51 billion kWh
Total electricity saved

8
Number of green accreditations achieved by China Mobile's data centers in Karamay, Xinjiang and in Chongqing

Green Development: Leading Eco-friendly Growth for a Better Planet

37

Addressing Climate Change

Dedicated to achieve the national target of peaking carbon dioxide emissions by 2030 and reaching carbon neutrality by 2060, we have established and improved the climate change risk management system. We have also set a clear goal to reduce the overall energy consumption per unit of telecom business by no less than 6% in 2021, and to employ energy-saving measures to reduce greenhouse gas (GHG) emissions by no fewer than 1.9 million tonnes. With these efforts, we persist on the path to carbon neutrality in our operations.

Identifying and Addressing Risks and Opportunities of Climate Change

Considering multi-dimensional factors such as corporate strategy, market, finance, operation, legal compliance and information technology, China Mobile conducts major risk identification and assessment of climate change every year to analyze and address the relevant risks and opportunities.

Risk Type	Risk Description	Response
Regulatory risks	China Mobile headquarters, Beijing subsidiary, China Mobile Tietong headquarters and Beijing branch are now included in the Beijing carbon trading pilot scheme. If we do not meet the carbon emission quota, our development may be restricted.	⦿ Draft internal management regulations and plans at the beginning of each year, and publish energy consumption notices and alerts every quarter.
Technological risks	The evolution of 5G increases the density of communication infrastructure and increases energy consumption, resulting in a greater demand for low-carbon technology.	⦿ Set a timetable to phase out energy intensive equipment. ⦿ Join hands with value chain partners to develop energy-efficient hardware and establish roadmaps for introducing energy-saving technologies.
Legal risks	China Mobile and its subsidiaries may face legal risks if they do not engage in carbon trading.	⦿ Regularly follow the updates of laws and regulations regarding climate change. ⦿ Abide by the carbon trading system and reduce emissions to reduce legal risks.
Market risks	With the popularization of 5G and Internet+ technologies, the use of mobile networks and their scale will spike, which will in turn place a burden on our overall energy consumption and GHG emissions.	⦿ Devise annual energy consumption plans to manage our overall energy consumption and GHG emissions due to the rapid expansion of network scale.
Reputational risks	Failure to fulfill carbon trading commitment will subject us to a circulated notice of criticism and fines by government departments, which will damage our reputation.	⦿ Evaluate compliance risks on a regular basis and establish mechanisms for ensuring timely contract fulfillment.
Acute risks	Extreme weather events may cause our computer rooms to collapse and damage batteries, which may pollute the environment.	⦿ Evaluate the impacts on fixed assets damage, production, operation and the environment based on the frequency and scale of natural disasters, and set aside post disaster reconstruction funds based on the evaluation results.
Chronic risks	As temperature will increase due to global warming, more energy will be consumed by air conditioners to ensure stable operation of base stations, computer rooms and data centers, and this will in turn bring a large electricity bill.	⦿ Regularly evaluate and monitor the operating time of air conditioners in computer rooms and assess the financial impact brought by extra energy consumption.
Product/ service opportunities	Information and communication technologies are considered to be effective solutions for reducing GHG emissions and can offer marketing opportunities for our products and services.	⦿ Research and develop a variety of ICT solutions including smart logistics, smart transport, smart lighting, smart factory, smart construction site, etc. to support emission reduction society-wide.

38

Reducing Energy Consumption and Improving Efficiency

Abiding by the national requirements of energy saving and consumption reduction, China Mobile has established a four-dimensional evaluation system of network performance, network quality, operation and maintenance efficiency as well as cost effectiveness based on the philosophy of value management to standardize, refine and scientifically reduce power consumption.

Reduce wireless power consumption through intelligent operation, maintenance and innovative application, such as switching off symbol and MIMO (multiple input and multiple output) and other energy-saving means, while ensuring network quality.

Build green data centers with meticulous and targeted management, such as transforming ICT equipment deployment to build green data centers and completing energy-saving transformation of over 800 equipment rooms during the year.

Eliminate low efficiency assets through network cleanup, such as replacing and retiring old energy intensive equipment in wireless, transmission, core, physical and bearer networks and power environment, effectively saving energy and limit emission.

A small step in "Green Power", a big leap for energy transformation — **Case**

In Guangdong, we implemented an integrated power supply system combining solar photovoltaic power, wind power and storage system to minimize the consumption of traditional fossil energy to the fullest extent, completely eliminating the reliance of offshore islands on diesel power stations in the past.

In Liaoning, to reduce carbon dioxide emission, we used wind power, photovoltaic power and other types of green energy during the construction of 5G and data centers. In 2020, our Liaoning subsidiary's power stations used 540 million kWh of wind and photovoltaic power through market-oriented power transactions, becoming the first provincial-level company with nearly zero emission of carbon dioxide of China Mobile.

Solid Waste Treatment

China Mobile continues to tighten the management of all kinds of solid waste, and strictly adheres to relevant national laws and regulations regarding storage, transportation and disposal to prevent and control environmental pollution risks. We also set waste control goals to continuously improve the comprehensive utilization efficiency of waste.

Non-hazardous Waste

domestic waste, kitchen waste, office and marketing wastepaper or packaging, construction waste, etc.

Disposal

- Classify domestic waste and discard it at places designated by environmental and health authorities. Kitchen waste is recycled and processed by qualified recyclers. Constructors are required to deal with construction waste properly and timely.
- Recycle office and marketing wastepaper and packaging, and destroy confidential documents in a green manner.

Electronic Waste

electronic components and equipment replaced from base stations and equipment rooms; retired office equipment such as printers, copiers, fax machines and computers, etc.

Disposal

- In accordance with our asset disposal regulations, we store electronic waste at designated locations and select qualified recyclers certified by the environmental protection authorities for disposal.

Hazardous Waste

bare circuit boards and batteries retired from base stations and equipment rooms, printer cartridges, ink cartridges and fluorescent tubes from offices, damaged or retired smart terminals such as mobile phones, batteries and SIM cards, etc.

Disposal

- Classify hazardous waste and store it separately in warehouses that meet pollution control standards, and set up conspicuous warnings.
- Entrust qualified parties to transport and dispose of hazardous waste, and report to environmental protection agencies.

Green Development: Leading Eco-friendly Growth for a Better Planet

39

Driving Energy Conservation and Environmental Protection

China Mobile takes the lead in building green supply chains and practicing green industrial standards. Through developing innovative ICT-based solutions for environmental governance, we promote ecological governance and biodiversity protection, enhance the awareness of the whole society to practice green actions, and safeguard a beautiful earth together.

Green Supply Chain

We have compiled the *Research Plan of China Mobile's Green Supply Chain*, which specifies the overall application strategy and evolution path of the supply chain, including procurement, production, packaging, transportation, energy consumption and recycling. We contribute to ecological protection by building an energy efficient supply chain with our actions and technologies.

Formulate Green Procurement Standards

Specify energy consumption levels for different types of equipment, gradually raise the weighting of energy efficiency in procurement ratings, and encourage suppliers to reduce energy consumption year-by-year, thereby reducing environmental pollution.

Promote Paperless Procurement

Apply digital procurement to standardize, digitalize and automate tender and bidding documents, and move offline practices such as posting notices, issuing bidding documents, submitting tenders, evaluating bids and signing contracts online. In 2020, we implemented around 45,700 e-procurement projects, reducing around 0.645 million paper documents.

Build Green and Circular Logistics

Packaging: Work with suppliers to design and use packaging made of recycled paper and reduce the use of non-biodegradable materials such as plastic. For packaging of special products (for use in forest land and mountain ranges), we conduct pest control, environmental certification and tracking.

Circulating: Encourage strategic suppliers to use RFID labels from production and transportation to outbound and inbound delivery.

Recycling: Collect spare, idle and retired materials for recycling and reuse to maximize their second-life value.

In 2020

78%

Green packaging rate of newly procured main equipment

164,000 m³

Timber resources saved

40

Green Development: Leading Ecofriendly Growth for a Better Planet 41 The Asian elephant is one of the endangered species on the list of Convention on International Trade in Endangered Species. To protect Asian elephants in the wild and reduce their conflicts with humans caused by habitat shrinking and human activities, China Mobile has joined hands with partners to build the first Asian Elephant Protection, Monitoring and Early Warning System in China. Applying advanced technologies such as 5G, Cloud and AI, we are able to achieve real-time monitoring, tracking and protection of elephants in herds. Green construction: China Mobile adopts wireless access of front-end application equipment, wireless base stations, and wireless transmission and networking to avoid breaking grounds in the reserve and preserve the forests to the fullest extent. Stable signal: Innovatively use Luneburg lens antenna for ultra-wide coverage and 5G 700M network with lower frequency, greater depth and wider breadth, thereby increasing coverage of forests and stabilizing wireless signal at boundary areas. At the same time, the antenna connects with the front-end mobile App for back-end management and front-end warning. Intelligent monitoring: Through the deep training recognition platform that controls automatic gathering and AI recognition, we have overcome the technical difficulties of nighttime and incomplete image recognition for the first time. As a complement to artificial monitoring, the platform is able to conduct biological recognition of the detected Asian elephants with a recognition rate reaching 96%. By the end of 2020, the system had cumulatively issued over 4,000 early warnings, and the App had issued 65 early warnings. This is expected to reduce 30% of human-elephant conflicts and further strengthen the prevention and management of accidents caused by Asian elephants. Meanwhile, it will bring longer-term and greater scientific research value to the ecological protection of the species. Environment Governance Empowerment Making full use of new technologies such as IoT and cloud computing, we provide holistic solutions of “smart environmental protection” consisting of “supervision, management and prevention”, develop air pollution monitoring systems, and help build ecological monitoring systems for Zhangye Heihe Wetland National Nature Reserve and the waters around Poyang Lake. We strive to preserve the ecosystem and biodiversity as much as possible, achieving harmony between human and nature. Our Jiangxi subsidiary has developed the “Blue Sky Vanguard - Smart Water Control” system which leverages 5G technology, compound wing drone + 30x zoom HD camera, satellite remote sensing + drone data and other advanced tools to realize the high-density, high-frequency, multi-scale, large-range, real-time and accurate collection and perception of water ecological information, including surface water, drinking water source and pollution source. Based on the results, pollution alerts are classified scientifically. Moreover, electronic work orders support the implementation of the river chief system (RCS) in aquatic ecosystem management, thereby scientifically carrying out ecological protection and restoration. As of the end of 2020, pilot projects had been launched in Nanchang’s Xiang Lake and Taohua River and Jiangjiang’s Hukou and Lianxi District. Smart water control for beautiful river channels Protecting Asian elephants, we are in action Case Case Sketch map of the backstage of Asian elephant monitoring system

5G helps build a "zero-waste city" **Case**

Our Shaoxing subsidiary makes full use of "5G+Big Data+AI" and other new technology packages to break through the pain points of solid waste management, including difficulties in information statistics, data analysis, disposal and process control. The "Waste-Free City" information platform developed by the subsidiary is used to achieve the full-cycle, intelligent and closed-loop digitalized management of five major types of solid waste, wastewater, exhaust gas and soil in Shaoxing. These efforts have promoted the "reduction, resource utilization and harmlessness" of all types of waste and improved the efficiency of governmental supervision and service capability to support relevant industries and promote the construction of Shaoxing into a "Waste-Free City".

Green Awareness

For many years, China Mobile has been organizing numerous environmental protection campaigns such as the "Energy Conservation Awareness Week", editing special promotional publications on energy conservation, and conducting carbon emission stocktaking. With these efforts, we hope to increase public awareness on low-carbon way of life, environmental protection and green development.


绿色上海
与你一起
系列活动

Shanghai subsidiary's "Green Shanghai with You" activity


爱国
敬业

Anhui subsidiary's garbage classification activity


WeWalker

Hong Kong subsidiary's "Hiking Festival"


绿箱子来到你身边
中国移动2020年节能宣传周

Hunan subsidiary's "Green Box with You" activity

42

Issue Management and Performance Report

China Mobile has been well aware of its social responsibility. The Company keeps promoting 5G services for various industries and the public, striving to become a model in business ethics, customer service and supply chain management, and contribute to climate change commitment as well as the goals of peaking carbon dioxide emissions and reaching carbon neutrality. In 2020, in accordance with the *Ten Principles of the United Nations Global Compact (UNGC), UN Sustainable Development Goals* and *China's National Plan on Implementation of the 2030 Agenda for Sustainable Development, the Environmental, Social and Governance Reporting Guide (HK-ESG)* issued by Hong Kong Exchanges and Clearing Limited, *the GRI Sustainability Reporting Standards (2016), ISO 26000:2010 - Guidance on social responsibility,* etc., we summarized and disclosed the management approaches and actions, key performance data of our sustainability issues in the performance chapter based on materiality analysis, so as to present information about the performance of China Mobile comprehensively, objectively and accurately.

Sustainability Management

Sustainability Management System

Since the establishment of CSR Steering Committee in 2008 (renamed Sustainability Steering Committee in 2016) by our parent company, we have established and continuously enhanced our three-tiered CSR management system of decision-making, organization and implementation. We have also formed a four-module, closed-loop work process consisting of strategy, implementation, performance and communication management. Moreover, we have regularly prepared and released the sustainability report. These efforts help us build a long-term effective mechanism for fulfilling our social responsibility across the whole company and all processes.

The Board of Directors of China Mobile takes full accountability for the Company's ESG strategy making, implementation and work report, and is responsible for evaluating the Company's risks in these regards. Furthermore, the Board is obliged to ensure that the Company has set up effective ESG management and internal monitoring systems. The management shall confirm the effectiveness of these systems to the Board.



Decision-making Level
Sustainability Steering Committee
Organizational Level
Sustainability Office
Implementation Level
Departments and Subsidiaries
Implementation management
• CSR team building
• Research and training on CSR topics
• Identification and management of material CSR issues
• Integrating CSR into professional management
Strategy management
• Fulfillment philosophy
• CSR strategy and planning
• CSR management system and policies on CSR topics
China Mobile CSR Management System
Communication management
• Preparation, release and dissemination of the sustainability report
• Daily and task-oriented stakeholder communication
Performance management
• Integrating CSR into strategic performance management
• Awarding outstanding CSR practices

Issue Management and Performance Report

43

Stakeholder Communication and Materiality Analysis

We strive to build an effective mechanism for stakeholder communication. For example, we keep active and extensive communication with stakeholders through our official website, official account of Weibo, 10086 hotline, and "social responsibility communication day", etc. Besides, we actively listen to the concerns of stakeholders in the course of preparing our sustainability report and integrate them into the relevant decision-making of the Company.

Stakeholders	Expectations and Demands (Top 5)[1]	Communication and Response	
Customers	1.Information Security and Privacy Protection 2.Service Quality and Customer Rights Protection 3.Network Quality 4.5G Development 5.R&D and Innovations	· Customer Reception Day · Weibo and WeChat · Customer Satisfaction Surveys · CEO Mailbox	· 10086 Hotline · Online and Mobile Customer Service Platforms · Mobile App
Employees	1.Information Security and Privacy Protection 2.Service Quality and Customer Rights Protection 3.Employee Rights and Interests Protection 4.5G Development 5.Network Quality	· Employee Representative Conferences · Performance Communication Mechanism · Employee Recognition Mechanism · CEO Mailbox	· Regular Trainings · MMS Magazine Mobile Weekly · Employee Complaint Mechanism
Shareholders and Investors	1.5G Development 2.Network Quality 3.Corporate Governance and Risk Management 4.R&D and Innovations 5.Information Security and Privacy Protection	· Annual Reports, Interim Reports and Announcements · Investor Briefings	· General Meeting of Stockholders
Value Chain Partners	1.Network Quality 2.Stakeholder Communication 3.Corporate Governance and Risk Management 4.Information Security and Privacy Protection 5.Supply Chain Management	· Procurement · Suppliers Web Portal, Service Sites and Supplier Hotline	· Training and Assessment · CEO Mailbox · Forums and Conferences
The Government and Regulators	1.Network Quality 2.5G Development 3.Information Security and Privacy Protection 4.R&D and Innovations 5.Service Quality and Customer Rights Protection	· Regular Reports and Communication · Relevant Forums	· Specific Investigation and Meetings · CEO Mailbox
Communities and Environmental Organizations	1.Network Quality 2.Service Quality and Customer Rights Protection 3.Social Development Solutions 4.Information Security and Privacy Protection 5.Environmental Management System	· Community Activity · Mass Media · CEO Mailbox	· Charity Project Platform · New Media such as Webo and WeChat

Indicators	2018	2019	2020
CSR trainings participation (person-times)[2]	477,006	418,507	926,288
Number of emails and letters received at CEO Mailbox	1,315	903	573
Number of outlets with "social responsibility communication day"	4,763	3,184	3,504
Number of managers engaged in "social responsibility communication day"	1,921	1,508	1,548
Number of customers participating in "social responsibility communication day" (person-times)	78,000	37,000	24,000

Note: 1. The top 5 issues listed in "Expectations and Demands" are summarized according to the materiality analysis (see P45 Materiality Analysis).
2. Due to the COVID-19 pandemic, we relied more on online channels to conduct CSR publicity and training in 2020, significantly expanding the coverage.

44

We continue to optimize the analytical process of material CSR issues. The issues are prioritized in terms of "Significance of the impact of China Mobile" and "Stakeholders' concern". According to the results of materiality analysis, we formulated topic management and disclosure strategies. In 2020, we added two material issues into the list, i.e., "occupational health and safety" and "environmental management system". Moreover, we modified the expressions of five issues. No significant change occurred in terms of topic boundary.

1. Identification

International standard benchmarking

- CASS-CSR
- ESG Reporting Guide (HKEx)
- GRI Sustainability Reporting Standards
- UN SDGs
- UNGC Ten Principles

Analysis of key sustainability issues and key industry issues

Corporate strategy analysis

2. Evaluation

We distributed questionnaires online to conduct the key stakeholder survey with respect to the degree of impact of sustainability issues on stakeholders and collected 3,372 valid feedbacks in total.

With references to industrial practices, the internal and external panel evaluated the impacts of every CSR topic to China Mobile's development.

3. Report Preparation

A materiality matrix was formed (see the chart below) to highlight issues prioritized in the report.


Very High
Stakeholders' concern
Significance of the impact of China Mobile
Very High

Materiality	No.	Topic	Page	Boundary
Very High	1	Information Security and Privacy Protection	21,54	Customers, the government and regulators, communities and environmental organizations
	2	Service Quality and Customer Rights Protection	19-21, 54-55	Customers, the government and regulators, communities and environmental organizations
	3	Network Quality	20-21	Customers, the government and regulators, communities and environmental organizations
	4	5G Development	7-8,13-18,47-48	Customers, the government and regulators, value chain partners, communities and environmental organizations
High	5	R&D and Innovations	15,46,48	Customers, the government and regulators, value chain partners
	6	Social Development Solutions	9-11, 16-18, 23-26	Customers, the government and regulators,value chain partners, community and environmental organizations
	7	Employee Rights and Interests Protection	49,52	Customers, value chain partners
	8	Occupational Health and Safety	9,35, 50-51	Customers, value chain partners
	9	Employee Development	33-35,51	Employees, shareholders and investors
	10	Integrity and Anti-corruption	52-53	Employee, the government and regulators,value chain partners
	11	Charity (including Targeted Poverty Alleviation, Emergency Relief, etc.)	21,23-32,53-55	Customers, community and environmental organizations
	12	Environmental Protection Solutions	40-42,57	Customers, the government and regulators, value chain partners, community and environmental organizations
	13	Stakeholder Communication	44	Customers, employees, shareholders and investors, the government and regulators, value chain partners, community and environmental organizations
	14	Environmental Management System	37	Customers, employees, the government and regulators, value chain partners
	15	Corporate Governance and Risk Management	46	Employee, shareholders and investors, the government and regulators
	16	Coping with Climate Change	38-39, 55-56	Customers, employees, the government and regulators, value chain partners
Moderate	17	Supply Chain Management	40,48-49,57	Value chain partners, community and environmental organizations
	18	Financial Performance and Tax Payment	47	Shareholders and investors, the government and regulators
	19	Waste Management	39,56-57	Customers, employees, value chain partners
	20	Reduction of Environmental Resource Use	39-40, 55-57	Customers, employees, the government and regulators, value chain partners
	21	CSR Fulfillment Overseas	55	Customers, value chain partners

Issue Management and Performance Report

45

46 Our management approach and actions Overview: Adhering to the principles of integrity, transparency, openness, and efficiency, we have developed a sound governance structure with a package of measures. We gradually establish a series of policies, internal control systems as well as management mechanisms and procedure for major stakeholders involved in corporate governance, including shareholders, board of directors and its committees, the management and staff, internal auditors, external auditors and other stakeholders (including our customers, local communities, industry peers, regulatory authorities, etc.).The Board of Directors currently has three principal committees, namely the Audit Committee, Remuneration Committee and Nomination Committee, all of which are composed of independent non-executive directors. (For more information on corporate governance, please refer to China Mobile Limited’s Annual Report 2020. ) Risk Management: China Mobile has established a threetiered risk management structure consisting of the Board of Directors, functional departments (administrative departments, business departments and supervisory departments), and functional positions (pool of experts in internal control and risk management). This structure helps realize management throughout the process of decision making and implementation, and provides strong organizational support for the improvement and effectiveness of internal control systems. Meanwhile, we have improved the closed-loop management process of “risk assessment in the beginning of the year - quarterly risk monitoring - interim risk evaluation - annual review”, and set up a reporting mechanism for major business risks, which has ensured the effectiveness of various risk control measures and prevented major risks. Compliance management: The Company continues to implement the “Compliance Escort Plan”, and has improved corporate governance through operation compliance. The parent company has established the China Mobile Compliance Committee headed by the board chairman. The Office of the Compliance Committee has been set up, headed by the general counsel. The office regularly convenes meetings, makes arrangements for compliance management, proposes compliance countermeasures, organizes compliance culture publicity, and reviews compliance guideline. The Company focuses on key issues such as 5G information infrastructure, phone number portability, patent licensing, supply chain security, marketing and advertising, and continued to strengthen compliance review in advance and risk alerts to ensure steady and sustainable business development. Internal audit: The Company and its subsidiaries have set up the department of internal audit. Based on the finan- Economic Performance Corporate Governance cial audits, internal control audits, information system audits, and risk assessments, the department provides independent and objective auditing and consultation on the appropriateness, compliance and effectiveness of business activities, internal control and risk control, thus helps improve the effects of corporate governance, risk control and process control. Performance in 2020 In 2020, we held 5 board meetings, mainly discussing and reviewing our annual performance, interim performance, dividends, continuing connected transactions, corporate strategic plans, annual investment report, personnel changes in the Board of Directors, sustainability report, corporate governance report, as well as adoption of stocks option incentives, etc. Based on the outlines of the 2020-2022 strategic plan as well as internal and external situation, we analyzed national policies, the communications industry and digitalized service market and then identified 5 major risks, against which we adopt 24 measures. As a result, major risks were reduced and managed, and no major incidents resulting from business risks occurred throughout the year. The Company carried out risk assessments in key areas, established a panoramic map of risks in the corporate market, developed new internal control management modes, and optimized over 200 internal control nodes, thereby improving internal control management and business development. The Company also optimized the IT system solidification mode for internal control. The internal control solidification rate increased from 70% to 75%, enhancing the effectiveness of internal control design and execution. We launched the Civil Code learning campaign, released special reports on this topic, and organized a knowledge contest with 550,000 participants, which further enhanced the compliance awareness of all employees. We recorded video courses on prevention and control of compliance risks in key areas such as the compliance management systems and the reform of operations based on a matrix of communities, which were released via online college. To strengthen the protection of independent intellectual property rights, we have held the “intellectual property publicity week” campaign for 11 consecutive years. “‘Making Concerted Efforts in AI Empowerment’ to Build a Contract Management Ecosystem of China Mobile”, our management innovation, won the second prize in enterprise management modernization in ICT industry. In line with the development strategy of becoming a world-class enterprise by building a dynamic “Powerhouse”, we carried out auditing and expanded the coverage of audits over key areas such as important costs, income guarantee, IDC business, and system control. These efforts improved the effectiveness of audit rectification and enhanced the role of audit functions.

Direct Economic Impact

Our management approach and actions

Following the trends of digitalized transformation, the Company pursues high-quality development while ensuring stability despite difficulties and challenges. In line with the development strategy of becoming a world-class enterprise by building a dynamic "Powerhouse", we accelerate transformation and upgrade, and intensify reform and innovation. With the precious opportunities of 5G development, we actively explore the new blue ocean of digital economy and secure our leading position in the industry. We achieve steady growth in operating performance, development momentum, and economic value creation.

Strictly abiding by relevant tax laws and regulations in China, overseas and regions where we get listed, we operate with integrity, and pay taxes according to the law. As tax laws, regulations and policies change, we update in a timely manner to better fulfill our tax obligation and ensure full payment of all tax liabilities.

Performance in 2020[1]

Indicators	2018	2019	2020
Operating revenue (RMB billion)	736.8	745.9	768.1
Taxation (RMB billion)	35.9	35.3	34.2
Customer Development			
Number of total mobile customers (million)	925	950	942
Number of 4G customers (million)	713	758	775
Number of 5G package customers (million)	/	/	165
Number of wireline broadband customers (million)	157	187	210
Number of corporate customers (million)	7.18	10.28	13.84
Number of IoT smart connections (million)	551	884	873
Network Services			
Number of 4G base stations (10,000)	241	309	327.5
Number of 5G base stations (10,000)	/	/	39
Number of cities with NB-IoT	347	347	337
Internet backbone bandwidth (Tbps)	217	302	347
Number of countries and regions covered by our data roaming services	239	247	255
Number of countries and regions with 4G international roaming services	181	191	207
Number of countries and regions with 5G international roaming services	/	/	33
International transmission bandwidth (G)	39,000	70,855	90,898
Year-on-year decrease in international data roaming tariff (%)	45.80	32.62	28.92

Note: For the details of China Mobile's financial indicators such as operating costs, compensation and benefits, and payments to investors, please refer to the *China Mobile Limited's Annual Report 2020.*

Indirect Economic Impact

Our management approach and actions

We further promote technological R&D and innovation by steering technology development, clarifying key technology strategies, consolidating 5G basic capabilities, strengthening technology integration and industry integration, etc. At the same time, we support employees' innovation and entrepreneurship, and establish strategic partnerships with companies and research institutes. With these efforts, we strive to promote the application of 5G+AICDE in industrial innovation, and jointly build a new ecosystem of deep integration, complementary advantages and win-win outcome.

We have reduced or exempted the monthly rent of corporate broadband and internet lines for small- and medium-sized enterprises (SMEs) and manufacturers severely affected by COVID-19; in the public market, we continue to reduce the unit price of traffic by offering large 5G packages, making small price increases, and more preferential use of external packages, as well as other promotions.

Targeting at key groups with less access to information, such as the elderly, the disabled, residents in remote areas, we improve the supply of products and services, and fix the weak links in inclusive information consumption with the focus on bridging the divide in tariffs, devices, services and applications.

Issue Management and Performance Report

47

Performance in 2020

Indicators	2018	2019	2020
Employment and Entrepreneurship			
Investment in innovation and entrepreneurship support (RMB million)	83.59	88.30	69.69
Number of users of the innovation and entrepreneurship platform (10,000)	15.6	16.1	17.1
Number of projects created from innovation and entrepreneurship events	2,918	3,183	3,468
Number of teams participating in innovation and entrepreneurship events	1,855	2,817	4,112
Number of teams participating in "HeChuang Incubation"	109	128	141
Number of people participating in "HeChuang Incubation"	463	517	577
Number of jobs created (million)	2.88	2.68	2.16
Open Cooperation			
Number of enterprises served by communications capability open platform (10,000)	>15	>44	>48
Average authentication processes carried out on the mobile authentication platform per day (million times)	667	1,212	1,444
Number of developers on OneNET	99,963	148,642	197,582
Number of enterprises on OneNET	9,396	11,825	13,917
Number of devices connected to OneNET (million)	79.8785	160.9277	186.2803
Number of developers on Andlink	76,300	115,900	131,200
Number of enterprises on Andlink	500	1,000	1,200

Indicators	2018	2019	2020
Number of GTI operator members	134	136	139
Number of GTI industry partners	176	237	247
Number of China Mobile's Smart Home Cooperation Alliance members	165	230	360
Number of China Mobile's IoT Alliance members	675	>1,400	1,664
R&D and Innovations			
Research and development expenses (RMB million)[1]	/	2,843	4,898
Number of patent applications	2,222	2,683	3,497
Number of newly granted patents	1,040	1,384	1,659
Number of partners of China Mobile 5G Joint Innovation Center	260	509	1,454

Note: 1. The item does not include depreciation and amortization and employee benefit and related expenses related to research and development.

Value Chain Management

Our management approach and actions

We have compiled Suppliers Cooperation Guidelines and Green Supply Chain Research Plan, requiring suppliers to fulfill tax obligations, pay for social security, and abide by laws and regulations on legal employment, labor protection, occupational health and safety, social responsibility and environmental protection. The certification of occupational health and safety assessment series as well as environmental management standards such as SA 8000 (Social Accountability), OHSAS 18001 (Occupational Health and Safety Assessment Series), and ISO 14000 (environmental management standards) have been included into the supplier assessment system.

We have participated in the compilation of the standards for suppliers' CSR fulfillment evaluation system in telecom industry, providing rigorous, fair and balanced evaluation rules and procedures. Moreover, we have promoted the standards among our suppliers.

We have formulated China Mobile's Implementation Rules for Assessing Tier 1 Centralized Procurement Suppliers and CMCC's Implementation Rules for Tier 1 Centralized Procurement Quality and Contract Fulfillment to strengthen the quality management of suppliers. We have issued the Procurement Objection Management Rules of the Procurement Shared Service Center to standardize the process of dealing with objections to pro-

48

curement, protect the legitimate rights and interests of suppliers, and ensure the transparency of the entire procurement process. In 2020, the open procurement rate exceeded 99%.

By organizing activities such as the Service Day and trainings, we enhance our communication with suppliers on establishing a transparent, honest and fair partnership, honoring the business integrity pledge, building up mutual trust, sharing high-quality resources, deepening cooperation and achieving win-win outcomes.

Performance in 2020

Indicators	2018	2019	2020
Number of centralized procurement suppliers	7,216	12,278	13,133
Number of tier 1 centralized procurement suppliers	480	897	818
Percentage of tier 1 local suppliers for centralized procurement (%)	100	100	100
Number of tier 2 centralized procurement suppliers	6,736	11,930	12,851
Percentage of tier 2 local suppliers for centralized procurement (%)	80.35	55.20	83.93
Number of assessments of tier 1 centralized procurement suppliers	2,194	2,268	2,156
Percentage of confirmed tier 1 suppliers assessed	100	100	100
Number of onsite supplier assessments conducted	674	1,330	1,107
Number of suppliers in Eastern China	/	/	4,159
Number of suppliers in Northern China	/	/	1,889
Number of suppliers in Central China	/	/	1,911
Number of suppliers in Southern China	/	/	1,542
Number of suppliers in Southwest China	/	/	1,449
Number of suppliers in Northwest China	/	/	1,053
Number of suppliers in Northeast China	/	/	1,130
Number of suppliers overseas	/	/	0

Social Performance

Employment

Our management approach and actions

The Company strictly abides by relevant laws and regulations, including the *Labor Law of the People's Republic of China, Provisions on Prohibition of Child Labour, Special Provisions on Labor Protection of Female Employees,* and *Law of the People's Republic of China on Prevention and Control of Occupational Diseases*.

We have formulated the *Recruitment Management Measures, Labor and Employment Management Regulations* and other management policies, fully promoting open recruitment. We build a personnel selection process featuring openness, equality and fairness. The labor contract signing rate reached 100% in 2020; and there was no dismissal due to the COVID-19 pandemic.

We carry out regular and unscheduled inspections on labor management in accordance with the labor management supervision system, the monthly monitoring system and quarterly reporting mechanism, ensuring that labor management complied with laws and regulations.

Performance in 2020[1,2]

Indicators	2018	2019	2020
Employment			
Total number of employees	459,152	456,239	454,332
Number of full-time employees	/	456,239	454,332
Number of part-time employees	/	0	0
Number of employees in the mainland of China	/	454,298	451,963
Number of employees in Hong Kong, Macau, Taiwan and overseas markets	/	1,941	2,369
Percentage of employees under 30 years of age (%)	24.35	19.76	17.24
Percentage of employees between 30 and 50 years of age (%)	71.13	75.33	77.30

Issue Management and Performance Report

49

Indicators	2018	2019	2020
Percentage of employees over 50 years of age (%)	4.52	4.91	5.46
Percentage of technical personnel (%)	25.18	27.13	29.06
Percentage of marketing personnel (%)	55.17	53.27	51.22
Percentage of management personnel (%)	7.29	7.51	7.58
Percentage of general affairs personnel (%)	10.50	10.64	10.71
Percentage of other personnel (%)	1.86	1.45	1.43
Employee Turnover			
Total number of newly hired employees	20,259	23,727	19,243
Number of female employees newly hired	8,397	10,122	7,398
Number of male employees newly hired	11,862	13,605	11,845
Total number of resigned employees	18,217	13,161	10,044
Number of resigned female employees	9,411	7,375	5,024
Number of resigned male employees	8,806	5,786	5,020
Total number of dismissed employees	1,317	1,401	1,131
Number of female employees dismissed	888	949	711
Number of male employees dismissed	429	452	420
Employee turnover (%)	/	/	2.21
Turnover rate of employees under 30 years of age (%)	7.51	7.26	6.03

Indicators	2018	2019	2020
Turnover rate of employees between 30 and 50 years of age (%)	2.70	2.07	1.50
Turnover rate of employees over 50 years of age (%)	0.78	1.09	0.29
Female employee turnover rate (%)	3.85	3.00	2.07
Male employee turnover rate (%)	4.10	2.75	2.37
Domestic employee turnover rate (%)	/	/	2.05
Overseas employee turnover rate (%)	/	/	16.75

Note: 1. The employee percentage and turnover rate are calculated, with the number of on-post employees at the end of 2020.

2. In 2020, the employee turnover rate by category was calculated by the number of employees in the category who voluntarily resigned divided by total number of employees in the category.

Occupational Health and Safety

Our management approach and actions

We have issued the *Three-Year Action Plan of Work Safety*, strengthened the construction of safety protection facilities, conducted in-depth investigation and management of potential safety hazards, so as to improve emergency management effectively.

Through publicity campaigns such as the National Telecommunication Facilities Safety Protection Month and National Work Safety Month, we ensured work safety requirements are implemented in all workflows. We provide safety awareness activities and safety trainings to raise employees' safety awareness, and improve employees' safety skills in production and life.

We guide and urge employees to take safety protection measures in production, and provide them with regular health checks. During the COVID-19 pandemic, we provided employees with special allowances and protective equipment such as masks, gloves, goggles, and protective suits, sparing no efforts to protect their safety and health.

50

Performance in 2020

Indicators	2018	2019	2020
Employee coverage rate of the free medical examinations we offered (%)	97	97	97
Total investment in workplace safety (RMB billion)	2.324	2.407	2.488
Number of safety emergency drills	1,225	1,230	1,233
Participation rate in safety emergency drills (%)	86.0	86.3	87.1
Accident fatality rate per 1,000 employees (%)	0.004	0	0
Number of fatalities caused by workplace safety incidents	2	0	0
Lost days due to work injury	/	/	31,331

Trainings and Education

Our management approach and actions

Focusing on leadership improvement during the transition period, we have implemented the Leadership Pioneers Plan; in strict accordance with the Company's transformation requirements, we have launched the "New Drivers Capacity Enhancement" Master Plan; to match employee capability with position requirements, we explore development of the qualification system "Guidance" plan; in addition, we fully leverage the Online University to innovate towards online learning.

Performance in 2020

Indicators	2018	2019	2020
Training expense per employee (RMB)	1,892	2,004	1,730
Number of training participants (10,000 person-times)	182.1	182.5	148.3

Indicators	2018	2019	2020
Number of senior management trained (person-times)	1,047	1,237	856
Number of middle-level management trained (person-times)	18,744	22,357	20,923
Number of general employees trained (10,000 person-times)	180.1	180.2	146.1
Average training hours per employee (hours)	100.8	105.7	131.3
Average training time per senior management (hours)	106.0	107.4	107.0
Average training time per middle-level manager (hours)	109.5	114.2	188.6
Average training time per general employee (hours)	100.7	105.6	130.7
Training participation rate of senior management (%)	/	98.7	99.2
Training participation rate of middle-level management (%)	/	95.8	98.4
Training participation rate of general employees (%)	/	98.6	99.4
Training participation rate of female employees (%)	/	/	99.8
Training participation rate of male employees (%)	/	/	98.9
Training hours of female employees (hours)	/	/	125.7
Training hours of male employees (hours)	/	/	137.7
Total number of Online University users (10,000)	41.6	46.0	48.1
Average learning hours of Online University users (hours)	53.6	65.3	104.3
Number of mobile Online University users via mobile phone (10,000)	34.5	36.8	37.8

Issue Management and Performance Report

51

Diversity and Non-discrimination

Our management approach and actions

Any type of discrimination against employees in terms of age, ethnicity, gender, etc. is prohibited in the Company. For recruitment and promotion of employees, we have established systems and taken measures to ensure that factors irrelevant to job requirements such as gender and ethnicity, will not affect the final result.

We protect female employees' reproductive rights, fully respect and guarantee their rights of maternity leave during pregnancy. We provide nursing rooms and "mom's cabin" to create a working environment that meets the special needs of female employees.

We strictly comply with the collective contracts and the special contracts for female employees to protect their rights and interests of employment, maternity protection, and compensation. We continue to promote the "Female Rights Protection" action to enhance the ability of female employees so that they can better safeguard their legitimate rights. All of our female employees at the headquarters have returned to work after maternity leave.

Performance in 2020

Indicators	2018	2019	2020
Percentage of female employees (%)	53.17	53.94	53.30
Percentage of female employees at senior management level (%)	16.45	16.40	16.55
Ethnic minorities as a percentage of total employees (%)	7.03	7.07	7.15

Note: 1.The indicators under Diversity and Non-discrimination are based on the number of on-post employees at the end of 2020.

Business and Human Rights

Our management approach and actions

Since we joined the United Nations Global Compact in 2007, we have been supporting and implementing the Ten Principles of the United Nations Global Compact. We respect and protect internationally recognized human rights, and refuse any disregard or tramples on human rights.

We attach much importance to customer privacy, employee rights protection, and human rights protection in the supply chain. We also support human rights progress in poverty-stricken and remote areas through supporting poverty alleviation and narrowing the application gap.

We fully protect employees' rights to be informed, to participate, to have privacy, to be heard and to oversee. A series of activities such as rights protection training courses, online team exchange meetings, and inspections on rights protection are organized coupled with the tracking and monitoring of rectification of identified problems. We further improve the employee representative congress system, through which we explain to employees about matters related to their vital interests or major changes in the Company, and include employee representatives in the decision-making process, thereby enhancing the participation of employees. The headquarters as well as all our provincial subsidiaries and specialized subsidiaries have signed collective contracts based on collective bargaining with all employees and forbid child labor and forced labor.

We strictly protect the human rights of our employees and suppliers at all levels. We have revised the *Supplier Management Measures*, and based on the supplier verification requirements in it, we check the human rights protection practices of suppliers. We also include labor practice into the assessments of tier 1 centralized procurement suppliers to urge them to protect human rights.

Performance in 2020

Indicators	2018	2019	2020
4G network coverage of administrative villages (%)	97.8	98.1	>98
Number of administrative villages with broadband service newly launched in the "Universal Telecommunications Service Project"(10,000)	1.27	0.46	0.93
Total number of administrative villages with broadband service newly launched in the "Universal Telecommunications Service Project"(10,000)	3.81	4.27	5.20
Number of administrative villages covered with wireline broadband service (10,000)	41.7	43.3	46.7
Percentage of contracted employees who are labor union members (%)	100	100	100
Percentage of dispatched employees who are labor union members (%)	98	98	98

Note: Please refer to relevant parts in this report for target progress and achievements: customer privacy security (P21, 54), employee rights protection (P33-35, 49-52), supply chain management (P40, 48-49), poverty alleviation (P23-27, 53-54) and narrowing the application gap (P30-31).

Employee Complaint Mechanism

Our management approach and actions

Employees can raise questions and give suggestions through multiple channels such as the CEO mailbox, trade union of China Mobile, employee representative congress, trade union chairman mailbox and employee forum. We provide prompt feedback on employees' opinions and suggestions.

Performance in 2020

The CEO mailbox received 573 letters in total, all of which were solved by relevant departments.

52

Anti-corruption

Our management approach and actions

We continue to promote the implementation of the embedded integrity corruption risk prevention and control mechanism that integrates "education, prevention and control, punishment, and accountability".

We dynamically optimize the anti-corruption risk prevention and control system, and carry out special rectification campaigns in key areas including market operation and engineering construction. Now, we have rolled out 12 key tasks in 6 aspects. Following the procedure of self-examination and self-correction, supervision and inspection, rectification, and application of achievements, we promote the special rectification campaigns in an effective and orderly manner in order to enhance the capability of business departments to prevent risks of corruption.

We have established multiple whistleblowing channels for corruption reporting, including mail, hotline, onsite communication, etc. And the legitimate rights of whistleblowers are protected, with confidentiality given to the reported issues, the progress of the investigation, and information about the whistleblowers.

Performance in 2020

We continued to hold the Anti-corruption and Integrity Awareness Month. We organized 11,951 education activities such as the WeChat integrity courses and integrity knowledge contests, achieving the goal of 100% participation of management and 98.62% participation of ordinary employees.

Indicators	2018	2019	2020
Number of anti-corruption education activities	3,717	4,960	11,951
Employee coverage rate of anti-corruption education activities (%)	>90	>90	>90
Participants of anti-corruption education and trainings (person-times)	759,810	915,527	906,980

Local Communities

Our management approach and actions

We have prepared various emergency communication plans. In emergencies, we can make quick and effective responses to guarantee basic communication services.

We facilitate targeted poverty alleviation in designated areas including Tibet, Qinghai, Heilongjiang, Xinjiang and Hainan. Specifically, we support local infrastructure construction, industrial development, education, poverty alleviation and other aspects.

China Mobile Charity Foundation launches two major charity programs of Heart Caring Program and "Blue Dream" to provide educational resources and improve teaching level of rural primary and middle schools in central and western China, and help poor children with congenital heart disease receive treatment. Provincial subsidiaries and their subsidiaries have also launched various public welfare and volunteer programs.

Performance in 2020

We accomplished the tasks of targeted poverty alleviation in 1,811 counties, townships and villages, helped a total of 1.08 million people rise above the poverty line.

Our targeted poverty alleviation personnel helped 8.169 million poor people and assisted 740,700 poverty alleviation officials. In "And Seedling" volunteer teaching program, 479 teaching activities were organized, with a total of 7,618 service hours.

Indicators	2018	2019	2020
Emergency Communication Support			
Number of emergency support	4,899	6,800	4,887
Significant political/economic event support	4,597	6,658	4,602
Significant natural disaster support	266	124	204
Significant accident or catastrophe support	16	16	32
Public health incident support	1	0	47
Social safety incident support	19	2	2
Number of emergency vehicles deployed (vehicle-times)	8,986	7,931	7,064
Number of emergency support equipment installed (set-times)	36,596	27,755	11,455
Number of personnel involved in emergency support (person-times)	314,427	259,807	264,102
Public Welfare Activities			
Total number of registered employee volunteers (10,000)	13.59	12.29	13.11
Total service hours of employee volunteers (10,000 hours)	56.76	61.51	94.52
Cumulative number of impoverished children to receive free congenital heart disease screenings	45,648	54,968	58,607
Cumulative number of assisted children in poverty who suffered from congenital heart disease	5,358	5,973	6,574

Issue Management and Performance Report

53

Indicators	2018	2019	2020
Cumulative number of multimedia classrooms built	2,302	2,863	3,380
Cumulative number of principals of rural primary and secondary schools trained	115,782	127,338	128,338
Cumulative donation made by China Mobile Charity Foundation (RMB10,000)	31,055	35,590	38,840
Localization			
Percentage of local employees in our Hong Kong subsidiary (%)	89.5	88.5	88.1
Percentage of local employees at management level in our Hong Kong subsidiary (%)	71.2	66.7	63.9

Customer Information Security and Privacy

Our management approach and action

We have revised *Customer Information Security Protection Management Regulations*, and issued *Data Security Management Measures (Trial)* to include all network data as our management target.

We have issued the *Implementation Rules for Cybersecurity Risks Monitoring and Control*, which clarifies relevant work mechanisms and processes, and further refines the cybersecurity risk control system.

We have carried out on-site inspections on data security management to further improve the regular data security inspection mechanism. We have completed the key tasks on data security, including formulating relevant regulations, conducting assessments, making emergency responses, and dealing with illegal collection and use of personal information on Apps. With these efforts, we have comprehensively improved our ability to protect customer information and data security.

We have improved the three-tiered technical protection system of "the Group, key regions, and provincial subsidiaries", stepped up our efforts in blocking various types of scam messages related to the pandemic, with prompt actions to monitor and deal with problematic numbers. Making full use of our resources, we take the initiative to block loan fraudulent domain names and URLs, and continuously support the daily work of public security departments and help them solve the case.

Performance in 2020

In 2020, no major customer information leakage occurred. We blocked a total of 9 million international scam calls and 130 million scam messages, providing strong support for law enforcement agencies to build a strong shield against fraud.

Indicators	2018	2019	2020
Number of scam phone numbers handled	19,600	10,500	126,065
Average number of spam messages blocked per month (100 million)	3.9	4.0	3.6
Number of nuisance calls numbers handled (10,000)[1]	>26	>28	>32
Number of anti-fraud SMS scam alerts (billion)	3.47	2.42	5.00
Annual number of targeted covert fraud incidents identified and successfully intervened[2] (10,000)	123	2,322	3,547
Number of scam caller ID reminders sent (billion)	4.1	2.4	3.6

Note: 1. In 2020, the Company actively conducted research on the application of AI and big data in the identification of spam calls, improving the efficiency of identification considerably.

2. In 2020, the Company established the centralized management platform and work system for the access of bad credit users across 31 provinces nationwide, effectively preventing telecom frauds.

Product and Service Quality

Our management approach and actions

Starting from the "five in one" product management system, we comprehensively sort out the product quality management process, improve the management system, and increase the system capacity to effectively improve product quality and user experience. At the same time, we develop plans for user experience evaluation and improvement tests, and carry out a large number of tests to optimize product performance. We also issue the *Quality Management Measures*. In line with the requirements of building the end-to-end service quality management system, we set up quality control nodes and clarify control elements and standards. In addition, we strengthen the checks before launch of new products and versions, implement the "one-vote veto" mechanism, and establish a quality standard system for new versions.

We have formulated GoTone service standards and clarified 11 GoTone service measures including exclusive account managers and 10086 exclusive service. We have developed smart home service standards to regulate the service processes of gigabit broadband, home-sharing WiFi, home security, home fixed-line, home cloud and AndLink, etc. The smart home service indicator system we built has filled the gap in this field. We also updated private line service standards, added cross-border private line service scenarios, expanded the scope of indicators, and optimized indicator values. The newly added ecological cooperation

54

service quality management measures cover four aspects: rights and interests, terminals, business and channels, standardizing service quality management requirements for 12 links before, during and after cooperation. In this way, we have built an end-to-end service quality management system for ecological cooperation.

Performance in 2020

No product was recalled due to quality problems in 2020. We received a total of 76.457 million complaints via10086 hotline, a month-on-month decrease of 32.2%. The average complaint rate per month was 55.2/10,000 users, down by 32.4% as compared with the previous month. The rate of complaints about "perceived user experience" and that "household broadband service quality" dropped by 53.5% and 36.1% respectively.

Indicators	2018	2019	2020
Customer Service			
Overall customer satisfaction	80.86	81.99	81.36
Percentage of complaints handled (%)	86.19	96.30	96.35
Number of spam messages report handled (10,000)	133	139	85
Number of visitors on General Manager Customer Reception Day	138,301	141,627	85,493
Number of complaints and inquiry cases handled on General Manager Customer Reception Day	118,304	126,509	79,336

Notes: 1. The evaluation of overall customer satisfaction in telecom service quality was organized by the MIIT, who also announced the results. The total score is 100.

2. In 2020, due to the pandemic, fewer offline activities of General Manager Customer Reception Day were organized. The first live streaming activity attracted over 5 million participants..

EMR Management and Communication

Our management approach and actions

We keep enhancing Electromagnetic Radiation (EMR) management to ensure compliance with relevant national and industrial standards. Through media, community activities, leaflets, popular science articles, EMR publicity vehicles, etc., we popularize EMR knowledge in base stations. In addition, we resolve EMR-related disputes and complaints, creating a favorable social environment for base station construction and operation.

Performance in 2020

By the end of December in 2020, we conducted 635 EMR publicity activities across 15 provinces.

CSR Fulfillment Overseas

Our management approach and actions

We speed up the construction of undersea cables along the Belt and Road to build a large submarine cable channel connecting Southeast Asia, South Asia, the Middle East, Africa and Europe. Based on the layout of "three horizontal routes and four vertical routes", we have put 7 submarine cables that we built independently into production, and completed 25 cross-border land wire systems. We have provided voice call roaming services in 142 countries and regions, and data roaming services in 135 countries and regions along the Belt and Road.

In terms of employee care, we have set up an employee care committee in Hong Kong. By launching the "Health Week" campaign, providing the counseling hotline, and building the anti-pandemic zone, we support the charitable activities organized by institutions such as Hong Kong Red Cross, and have enhanced employees' sense of happiness.

Performance in 2020

China Mobile International won the honors of Best Asian Wholesale Carrier issued by the Global Carrier Awards, awards of HR Asia Best Companies to Work for Asia 2020 Awards and HR Asia Most Caring Companies, and CC-Global Awards 2020 Best 'Cloud' Innovative Operator.

Our Hong Kong subsidiary won the honors of Best 5G Network, Sing Tao Service Awards for Telecommunications Service in the Greater Bay Area, Excellent Employer Award 2020, and Volunteer Service Commendation Certificate (Group) – Silver Award.

Environmental Performance

GHG Emissions and Energy Conservation

Our management approach and actions

We keep improving energy efficiency and reduce greenhouse gas emissions by promoting the management cycle of goal setting, strict monitoring, and continuous improvement during the whole process of production and operation.

We have compiled the 5G energy-saving technology white paper, which clarifies the directions for introducing energy-saving technologies in the next three years, and guides the industry to continuously reduce energy consumption of equipment. At the same time, we have prepared the 5G energy-saving technology manual to give relevant suggestions for different scenarios.

We continue to promote the application of 4G energy-saving technology such as symbol power saving, channel shutdown, carrier wave shutdown, and small base station shutdown technologies. We study and pilot new energy-saving technologies such as sub-frame silent mode, channel silent mode, light sleep mode, and deep sleep mode of 5G network.

Issue Management and Performance Report

55

We have launched the campaigns of National Energy Efficiency Promotion Week and National Low-carbon Day, and call on stakeholders such as employees and customers to join in the energy conservation and low-carbon initiatives on Weibo and WeChat. Also, we have organized activities such as carbon emissions calculation, expert interviews, and green life photography exhibition to promote best practices and spread the idea of low-carbon and green development.

Performance in 2020

Indicators	2018	2019	2020
Total CO_2 emissions (million tonnes)[1]	16.17	17.32	18.18
Direct GHG emissions (Scope 1) (million tonnes)	0.31	0.28	0.24
Indirect GHG emissions (Scope 2) (million tonnes)	15.86	17.04	17.94
Carbon emission intensity (tCO_2e/ RMB10,000)	0.219	0.232	0.237
SO_2 emissions (tonnes)[2]	35.93	9.28	2.75
Carbon emission from commute (10,000 tonnes)	39.45	50.77	43.88
Carbon emission from business travel (10,000 tonnes)	7.10	8.19	5.76
Direct Energy Use			
Natural gas consumption (million m^3)	11.2	11.0	8.5
LPG consumption (100 tonnes)	2.7	2.3	1.3
Coal gas consumption (million m^3)	0.05	0.08	0.07
Coal consumption (10,000 tonnes)	0.2	0.05	0.01
Gasoline consumption (million liters)	112.4	101.3	83.3
Diesel fuel consumption (million liters)	14.8	13.1	16.1
Indirect Energy Use			
Total electricity consumption (TWh)	24.47	26.40	29.23
Purchased heating costs (RMB million)	123.4	157.9	153.0
Energy Conservation			
Total electricity saved (TWh)	2.66	2.21	2.51
Equivalent to reducing costs by (RMB billion)	3.77	2.16	2.53
Equivalent to reducing GHG emissions by (10,000 tonnes)	170.6	141.5	155.1
Overall energy consumption per unit of telecom business (kg standard coal/RMB10,000)	10	6	5
Percentage decrease of overall energy consumption per unit of telecom business (%)	53	40	18
Reduction in overall energy consumption per unit of information flow (%)	57	43	21
Number of inter-provincial video conferences organized by the headquarters[3]	970	1,184	762

Note: 1. Carbon dioxide (CO_2) is the only type of GHGs generated in our operations, and over 95% of our CO_2 emissions come from the use of electricity. CO_2 emissions are calculated mainly in accordance with the *Guidelines for National Greenhouse Gas Inventories* issued by the Intergovernmental Panel on Climate Change (IPCC) of the United Nations in 2006, and the baseline emission factors for China's regional power grid released by the National Development and Reform Commission of China in 2017, and the baseline emission factors for China's regional power grid released by the Ministry of Ecology and Environment of China in 2019.

2. SO_2 is the main type of emissions generated in our operations, mainly from coal burning in certain regions.

3. Amid the pandemic, we have a limited number of on-job employees and meeting attendees. The number of meetings we organized in 2020 declined compared with the previous years.

Waste Discharge

Our management approach and actions

We continuously strengthen the management of various solid wastes, and strictly comply with relevant national laws and regulations for waste storage, transportation, disposal to prevent pollution risks and keep improving comprehensive utilization.

Retail, channels, and support teams, the three lines of business, jointly work to promote recycling service for used mobile phones, thereby facilitating eco-friendly development. In 2020, we collaborated with four terminal recycling enterprises to collect 26,575 used devices.

To strengthen and standardize the management of various types of solid wastes, we keep detailed records and make sure relevant information is available, accurate and credible.

Performance in 2020[1,2,3]

Indicators	2018	2019	2020
Non-hazardous solid waste produced (10,000 tonnes)	/	7.14	6.32
Non-hazardous solid waste comprehensively utilized (10,000 tonnes)	/	7.21	6.94
Storage capacity of comprehensive utilization of non-hazardous solid waste in previous years (10,000 tonnes)	/	0.51	1.17
Comprehensive utilization rate of non-hazardous solid waste (%)[4]	/	93.93	91.32
Non-hazardous solid waste intensity (kg/RMB10,000)	/	0.96	0.82
Hazardous waste produced (10,000 tonnes)	/	1.89	1.78
Hazardous waste disposed (10,000 tonnes)	/	2.17	2.26
Storage capacity of non-hazardous solid waste disposed in previous years (10,000 tonnes)	/	0.58	0.61

56

Indicators	2018	2019	2020
Disposal rate of hazardous waste (%)[5]	/	84.30	92.06
Hazardous waste intensity (kg/RMB10,000)	/	0.25	0.23
Total amount of materials used for producing devices (tonnes)	9,394	12,396	12,899
Total packaging material used for terminal device production (tonne/per unit of production volume)	0.00022	0.00041	0.00049

Note:1. In the next few years, China Mobile will strive to reduce the non-hazardous waste, electronic waste and hazardous waste in office and marketing activities. However, due to the direct relationship between the amount of waste in network operation and the rapid development of the Internet as well as the continuous update and iteration of equipment, it is not easy to achieve the expected goal for the time being.

2. Since 2019, we have updated and standardized the scope for the statistics of different types of solid waste in accordance with the requirements of the *Notification on Issuing the Statistical Report on Energy Conservation and Ecological Environmental Protection of Central State-owned Enterprises* issued by the SASAC. We will disclose new indicators on a rolling basis every year.

3. Our operation generates three types of solid wastes: non-hazardous solid waste, electronic waste and hazardous waste. The non-hazardous waste, and electronic waste consist of non-hazardous solid waste.

4. The comprehensive utilization rate of non-hazardous solid waste refers to the ratio of the total usage of non-hazardous solid waste minus the total previous usage to the total non-hazardous solid waste during the reporting period.

5. Hazardous waste disposal rate refers to the ratio of the amount of hazardous waste disposed of during the reporting period minus the amount of hazardous waste disposed of in previous years to the amount of hazardous waste generated.

Water Resources

Our management approach and actions

Strictly complying with relevant requirements of the *Water Law of China* and the *Water Pollution Control Law of China*, we have formulated the water saving target of "zero growth rate of per capita water availability". We continuously strengthen daily water use management, tighten sewage discharge control, advocate water conservation, and encourage application of wastewater recycling technologies, striving to reduce water consumption.

We installed rainwater-type fresh air conditioners in base stations and equipment rooms. The rainwater collection system replaces tap water to supply water for the fresh air conditioners, which saves water.

We mainly rely on the unified municipal water supply for daily office work, production and operation; and there is no risk concerning water resources.

Performance in 2020

No water sources were significantly affected by withdrawal of water in 2020.

Indicators	2018	2019	2020
Total water consumption (million tonnes)	35.12	36.29	38.31
Water consumption per capita (tonnes)	76	80	84

Environmental Pollution Prevention and Control

Our management approach and actions

We have formulated the *Management Measures for Prevention and Control of Environmental Pollution Risks*, which clarifies the responsible departments and emergency response plans for major risks in the Company's environmental management. The assessment & inspection mechanism is developed to foster a long-term efficient environmental risk control mechanism.

We have issued the *Notification on Implementing the Memorandum on the Environmental Protection of Telecom Base Stations*, which urges our provincial companies to improve the environmental protection management system, environmental impact registration, environmental monitoring, information disclosure, as well as popularization and publicity.

Performance in 2020

Considering our planned construction, procurement and logistics, operation & maintenance, marketing, daily office work and other operations, we sorted out 22 environmental pollution risks in 5 categories, including air, water and soil, solid waste, electromagnetic radiation and noise, so as to better cope with risks.

In 2020, our business operations did not exert major negative impacts on the environment and natural resources.

Eco-friendly Products and Services

Our management approach and actions

We have compiled the *Green Supply Chain Research Plan*, and led suppliers to engage in energy conservation and emission reduction with our actions and technologies, thus contributing to ecological protection.

MIGU has innovatively created a 5G "Cloud Series" business model, and organized activities online instead of offline, which reduced operating costs and promoted energy conservation and emission reduction.

We actively develop ICT-based solutions for environmental management such as construction of smart construction sites, smart industrial parks and smart lightening, providing innovative means for ecological governance and biodiversity protection.

Performance in 2020

Indicators	2018	2019	2020
Online sales volume (RMB billion)	478.5	563.5	525.2
Number of e-procurement projects	appr. 10,000	appr. 34,000	appr. 46,000
Paper documents saved due to the whole-process electronic procurement (10,000 copies)	appr. 14.1	appr. 48.0	appr. 64.5

Issue Management and Performance Report

57

Achievements During 2016-2020 and

2016-2020

Since its inception, China Mobile has been committed to accelerating the digitalization of its services as well as leading and promoting social and economic development with the help of ICT. During the 13th Five-Year Plan period (2016-2020), we were dedicated to people-centered development and earnestly fulfilled our economic, social and environmental responsibilities. Through innovative development, we gave back to society, contributing to high-quality economic and social development and creating a better digital life for all.

Smart Development

Digitalized and Intelligent Infrastructure

- Built the world's largest 5G network and opened 390,000 5G base stations across the country
- Created 100 Group-level pilot projects for 15 industries
- The number of full-time R&D personnel increased by 4 times

Universal Service

- The total connection scale doubled
- The total number of mobile customers increased to 942 million in 2020 from 826 million in 2015
- The "Telecommunications Universal Service Project" connected 52 thousand remote rural villages to broadband cumulatively

Emergency Service

- Met 25,190 requests for emergency communications services cumulatively
- Dispatched 1.4258 million person-times of emergency service personnel cumulatively

Inclusive Development

Poverty Alleviation and Eradication

- Dispatched more than 4,100 officials and work team members cumulatively
- Helped 1,811 counties, townships and villages shake off poverty
- Helped lift 1.08 million poor people out of poverty

Public Welfare

- China Mobile Charity Foundation cumulatively donated RMB 185.7 million
- Cumulatively helped 3,830 children in poverty with congenital heart disease
- Cumulatively trained nearly 50,000 primary and secondary school principals in central and western China
- Cumulatively built 2,120 multimedia classrooms

Employee Development

- The EAP covered over 320,000 employees
- Trained 8.517 million employees during 2016-2020 cumulatively
- The percentage of new digital talents increased to 28%

Green Development

- The overall energy consumption per unit of telecom service cumulatively declined by 86.5% from 2015
- The overall energy consumption per unit of information flow cumulatively declined by 92.6% from 2015
- During the 13th Five-Year Plan period, we had cumulatively saved 9.85 billion kWh of electricity with energy-saving measures, equivalent to reducing CO_2 emissions by 6.32 million tonnes

58

Issue Management and Performance Report 59 2021-2025 The next five years will be a crucial period for China to enter a new stage of economic and social development, and also a key period for China Mobile to become a world-class enterprise by building a dynamic “Powerhouse”. In 2021, we will follow the national guidelines and major goals for economic and social development for the 14th Five-Year Plan period (2021-2025), and shoulder our national, social and environmental responsibilities for prosperity, win-win and green development. Looking into the future, China Mobile, in its drive to become a world-class enterprise by building a dynamic “Powerhouse”, will adopt our main line of development that promotes digitalized and intelligent transformation and achieves high-quality development, better serve economic and social development, and develop sustainability solutions, thereby contributing to the building of a better and sustainable community with a shared future for mankind. We will continue to pursue smart development, and strive to play a major role in digitalized and intelligent transformation. We will continue to enhance the integrated innovation of various information technologies, empower all industries with digitalized and intelligent services, and accelerate industrial transformation and upgrade, so as to better serve the people, realize value sharing and promote sustainable economic development. We will continue to pursue inclusive development and strive to become a model of sharing development opportunities. To help build an inclusive society, we will play a critical role in eliminating rural-urban digital divide and application gap and in improving telecom service accessibility, so as to promote rural vitalization and advance sustainable social development. We will continue to pursue green development and strive to become a vanguard in promoting ecological civilization. We will seek a better path toward energy conservation and emission reduction that aligns us with industrial and social development goals, and develop innovative ICT-based plans to help boost energy conservation and emission reduction across industries and society at large, thereby contributing to environmental sustainability. Serve the country Take the green path Share value with society Prospects for 2021-2025 Achievements During 2016-2020 and Prospects for 2021-2025

60 Independent Assurance Report To the Board of China Mobile Limited: I. Scope of Our Engagement The 2020 Sustainability Report (the “Sustainability Report”) of China Mobile Limited (the “Company”) has been prepared by the Company. Management of the company (the “Management”) is responsible for the collection and presentation of information within the GRI Standards issued by the Global Sustainability Standards Board (GSSB), in accordance with the criteria selected by the Company. Management is also responsible for maintaining adequate records and internal controls that are designed to support the sustainability reporting process. Our responsibility is to carry out limited assurance procedures over key social responsibility performance indicators for the year ended 31 December 2020 and to issue the assurance statement in accordance with the “International Standard on Assurance Engagements 3000: Assurance Engagements other than Audits or Reviews of Historical Financial Information” (ISAE3000), based on the Management’s instructions and as agreed with Management in our terms of reference signed in August 2018. Our work was limited to these stated above and our report is made solely to you, as a body, and for no other purpose. We do not therefore accept or assume any responsibility for any other purpose or to any other person or organization. Any reliance any such third party may place on the Sustainability Report is entirely as its own risk. II. Work Performed Our review has been planned and performed in accordance with ISAE3000. In order to form our conclusions, we carried out the following procedures: According to the Managements instructions, we performed limited assurance procedures in: • China Mobile Limited Head Office • China Mobile Tianjin Company Limited • China Mobile Chongqing Company Limited • China Mobile Beijing Company Limited We did not perform limited assurance procedures on other sites. The limited assurance procedures were performed over the following key performance indicators in the Sustainability Report for the year ended 31 December 2020: Economic indicators • Number of tier 1 centralized procurement suppliers • Number of tier 2 centralized procurement suppliers • Percentage of tier 1 local suppliers for centralized procurement • Percentage of tier 2 local suppliers for centralized procurement • Number of assessments of tier 1 centralized procurement suppliers • Number of administrative villages with broadband service newly launched in the “Universal Telecommunications Service Project” Environmental indicators • Total electricity consumption • Natural gas consumption • LPG consumption • Coal gas consumption • Coal consumption • Gasoline consumption • Diesel fuel consumption • Direct GHG emissions (Scope 1) • Indirect GHG emissions (Scope 2) • Carbon emission from business travel • Carbon emission from commute • Number of video conferences usage at group level Social indicators • Number of spam messages report handled • Number of emergency support • Number of emergency support vehicles deployed • Number of emergency support equipment installed • Number of person-times involved in emergency support • Number of principals of rural primary and secondary schools trained newly added • Number of assisted children in poverty who suffered from congenital heart disease newly added • Number of training participants 安永华明（2021）专字第60880391_A01 号

Issue Management and Performance Report 61 安永华明（2021）专字第60880391_A01 号 • Percentage of female employees • Ethnic minorities as a percentage of total employees • Total number of newly hired employees • Total number of resigned employees • Total number of dismissed employees • Number of anti-corruption education activities • Participants of anti-corruption education and trainings In preparing the above key performance indicators, China Mobile applied the criteria in GRI Standards issued by the Global Sustainability Standards Board (GSSB). A limited assurance engagement consists of making enquiries, primarily of persons responsible for preparing the key performance indicators subject to assurance, and applying analytical and other limited assurance procedures. The limited assurance procedures performed included, but were not limited to: • Interviewing the company’s management and staffs responsible for the selected key performance information; • Performing analytical review procedures; • Performing sample inspection on the selected key performance information; • Performing recalculation procedures on the selected key performance information; • Other procedures we considered necessary. We believe that the evidence obtained is sufficient and appropriate to provide a basis for our limited assurance conclusions. III. Limitations of Our Scope Our scope of work did not include: • Assessing the accuracy or fairness of information (including financial information) other than the selected key performance information. • Reviewing the forward-looking statements made by the Management. • Reviewing and consequently providing assurance on historical data. IV. Level of Assurance Our evidence gathering procedures have been designed to obtain a limited level of assurance (as set out in ISAE 3000) on which to base our conclusion. The procedures conducted do not provide all the evidence that would be required in a reasonable assurance engagement and, accordingly, we do not express a reasonable assurance opinion or an audit opinion. While we considered the effectiveness of the Management’s internal controls when determining the nature and extent of our procedures, our review was not designed to provide assurance on internal controls. V. Our Conclusions Subject to the limitations of scope and based on the procedures specified above for this limited assurance engagement, we provided the following conclusions: Nothing has come to our attention that causes us to believe that the selected indicators were not presented fairly in all material respects in the 2020 Sustainability Report of China Mobile Limited, in accordance with the criteria defined above. VI. Our Independence We are in compliance with the Ernst & Young Global Independence Policy which was designed to comply with the requirements of the IFAC Codes of Ethics for Professional Accountants (the IFAC Code). We believe that there were no events or prohibited services provided which could impair our independence. VII. Our Assurance Team Our assurance team has been drawn from our sustainability assurance service network, which undertakes similar engagements to this with a number of domestic or international businesses. Our assurance team has met the requirements of competence and work experience of this engagement. Ernst & Young Hua Ming LLP Beijing, PRC 25 March, 2021 Independent Assurance Report

62 About This Report This report is the 15th sustainability report issued by China Mobile Limited, which focuses on the information about our economic, social and environmental sustainable development. This report is an annual report. Unless otherwise specified, the time span is from January 1, 2020 to December 31, 2020. Report Formats The report is available in Chinese and English versions. In case of any discrepancy, the Chinese version shall prevail. The English report is translated from the Chinese version. Report version: The report is available in both print and electronic formats. The electronic format can be downloaded from our official website (www.chinamobileltd.com). Compilation Standards The reporting preparation strives to conform to the current standards of sustainability information disclosure in the industry, and highlight the enterprise characteristics based on the industry background. The main reference standards in 2020 include: • Hong Kong Stock Exchange (HKEx) Environmental, Social and Governance Reporting Guide; • United Nations 2030 Agenda for Sustainable Development ; • GRI Sustainability Reporting Standards by the Global Sustainability Standards Board (GSSB); • Ten Principles of United Nations Global Compact ; • ISO Guideline on Social Responsibilities (ISO 26000); • Chinese CSR Report Preparation Guide (CASS-CSR 4.0) issued by the Chinese Academy of Social Sciences. China Mobile has complied with the ”comply or explain” provisions set forth in the HKEx Environmental, Social and Governance Reporting Guide, and this report has been prepared in accordance with the core option of the GRI Standards. Reporting Content and Boundary Following the principles of "stakeholder inclusiveness, sustainability background, materiality and integrity”, China Mobile determines material issues and boundaries through materiality analysis. Please refer to page 45 for the process and results of materiality analysis in this report. Reporting Scope Unless otherwise specified, all cases and data in this report are from China Mobile Limited and its subsidiaries. Currency All monetary amounts quoted in this report are shown in RMB (yuan) unless otherwise stated. Data and information disclosure The data and information of the 2020 report were mainly collected through: • Relevant internal data collection system and statistical reports of the Company; • CSR practice cases submitted by provincial subsidiaries quarterly; • China Mobile's 2020 excellent CSR practice selection; • Qualitative and quantitative information collection questionnaires based on the reporting framework. Report Assurance In 2020, China Mobile engaged Ernst & Young Hua Ming Certified Public Accountants Firm (special general partnership) to provide independent third-party report verification service. See pages 60-61 for the verification report. The 2020 annual report of the Company contains our audited financial statements as of December 31, 2020. Details of other financial performance and operating performance can be viewed and downloaded from our official website www.chinamobileltd.com. Report Theme and Cover Design Themed “Digitalized and Intelligent: New Power for All”, this report foresees that China Mobile will leverage its expertise to lead the integrated innovation of 5G+AICDE, further promote the use of new-generation information technology in economic and social spheres to improve people’s lives, and accelerate digitalized and intelligent socioeconomic development, contributing to a community of shared future for mankind and a prosperous and better future. To highlight the theme, the cover design depicts the beautiful life in the new era under technological change with multiple intelligent scenarios. It showcases the Company’s determination and power to promote sustainable development with the digitalized and intelligent power. Reader Feedback If you have any comments or suggestions on this report, you can send your feedback to our reporting preparation group through the following ways. We will fully consider your opinions and suggestions, and promise to properly protect your above information from third party access. E-mail: CR@chinamobile.com Fax: +86-10-52616167 Scan QR code to fill in reader feedback

Report Disclosure Indexes

HKEx Environmental, Social and Governance Reporting Guide

Subject Areas and Aspects	General Disclosures and KPIs	Page(s)
	A. Environmental	
Aspect A1: Emissions	General Disclosure: Information on the policies and compliance with relevant laws and regulations that have a significant impact on the issuer relating to air and greenhouse gas emissions, discharges into water and land, and generation of hazardous and non-hazardous waste.	37-39, 55-57
	KPI A1.1: The types of emissions and respective emissions data.	56
	KPI A1.2: Direct (Scope 1) and energy indirect (Scope 2) greenhouse gas emissions (in tonnes) and, where appropriate, intensity (e.g. per unit of production volume, per facility).	56
	KPI A1.3: Total hazardous waste produced (in tonnes) and, where appropriate, intensity (e.g. per unit of production volume, per facility).	56-57
	KPI A1.4: Total non-hazardous waste produced (in tonnes) and, where appropriate, intensity (e.g. per unit of production volume, per facility).	56
	KPI A1.5: Description of emission target(s) set and steps taken to achieve them.	38
	KPI A1.6: Description of how hazardous and non-hazardous wastes are handled, and a description of reduction target(s) set and steps taken to achieve them.	39, 56-57
Aspect A2: Use of Resources	General Disclosure: Policies on the efficient use of resources, including energy, water and other raw materials.	37-39, 55-57
	KPI A2.1: Direct and/or indirect energy consumption by type (e.g. electricity, gas or oil) in total (kWh in '000s) and intensity (e.g. per unit of production volume, per facility).	56
	KPI A2.2: Water consumption in total and intensity (e.g. per unit of production volume, per facility).	57
	KPI A2.3: Description of energy use efficiency target(s) set and steps taken to achieve them.	38-39, 55-56
	KPI A2.4: Description of whether there is any issue in sourcing water that is fit for purpose, water efficiency target(s) set and steps taken to achieve them.	57
	KPI A2.5: Total packaging material used for finished products (in tonnes) and, if applicable, with reference to per unit produced.	57
Aspect A3: The Environment and Natural Resources	General Disclosure: Policies on minimising the issuer's significant impacts on the environment and natural resources.	57
	KPI A3.1: Description of the significant impacts of activities on the environment and natural resources and the actions taken to manage them.	57
Aspect A4: Climate Change	General Disclosure: Policies on identification and mitigation of significant climate-related issues which have impacted, and those which may impact, the issuer.	38
	KPI A4.1: Description of the significant climate-related issues which have impacted, and those which may impact the issuer, and the actions taken to manage them.	38
	B. Social	
	Employment and Labor Practices	
Aspect B1: Employment	General Disclosure: Information on the policies and compliance with relevant laws and regulations that have a significant impact on the issuer relating to compensation and dismissal, recruitment and promotion, working hours, rest periods, equal opportunity, diversity, anti-discrimination, and other benefits and welfare.	49-52
	KPI B1.1: Total workforce by gender, employment type (for example, full- or part-time), age group and geographical region.	49-50,52
	KPI B1.2: Employee turnover rate by gender, age group and geographical region.	50
Aspect B2: Health and Safety	General Disclosure: Information on the policies and compliance with relevant laws and regulations that have a significant impact on the issuer relating to providing a safe working environment and protecting employees from occupational hazards.	35, 50-51
	KPI B2.1: Number and rate of work-related fatalities occurred in each of the past three years including the reporting year.	51

Report Disclosure Indexes

63

Subject Areas and Aspects	General Disclosures and KPIs	Page(s)
Aspect B2: Health and Safety	KPI B2.2: Lost days due to work injury.	51
	KPI B2.3: Description of occupational health and safety measures adopted, how they are implemented and monitored.	35, 50-51
Aspect B3: Development and Training	General Disclosure: Policies on improving employees' knowledge and skills for discharging duties at work. Description of training activities.	33-34, 51
	KPI B3.1: The percentage of employees trained by gender and employee category (e.g. senior management, middle management).	51
	KPI B3.2: The average training hours completed per employee by gender and employee category.	51
Aspect B4: Labor Standards	General Disclosure: Information on the policies and compliance with relevant laws and regulations that have a significant impact on the issuer relating to preventing child and forced labor.	49, 52
	KPI B4.1: Description of measures to review employment practices to avoid child and forced labor.	49, 52
	KPI B4.2: Description of steps taken to eliminate such practices when discovered.	49, 52
	Product Practices	
Aspect B5: Supply Chain Management	General Disclosure: Policies on managing environmental and social risks of the supply chain.	40, 48-49
	KPI B5.1: Number of suppliers by geographical region.	49
	KPI B5.2: Description of practices relating to engaging suppliers, number of suppliers where the practices are being implemented, how they are implemented and monitored.	48-49
	KPI B5.3: Description of practices used to identify environmental and social risks along the supply chain, and how they are implemented and monitored.	48
	KPI B5.4: Description of practices used to promote environmentally preferable products and services when selecting suppliers, and how they are implemented and monitored.	40, 57
Aspect B6: Product Responsibility	General Disclosure: Information on the policies and compliance with relevant laws and regulations that have a significant impact on the issuer relating to health and safety, advertising, labelling and privacy matters relating to products and services provided and methods of redress.	19, 54-55
	KPI B6.1: Percentage of total products sold or shipped subject to recalls for safety and health reasons.	55
	KPI B6.2: Number of products and service related complaints received and how they are dealt with.	19, 55
	KPI B6.3: Description of practices relating to observing and protecting intellectual property rights.	46
	KPI B6.4: Description of quality assurance process and recall procedures.	54-55
	KPI B6.5: Description of consumer data protection and privacy policies, and how they are implemented and monitored.	21, 54
Aspect B7: Anti-corruption	General Disclosure: Information on the policies and compliance with relevant laws and regulations that have a significant impact on the issuer relating to bribery, extortion, fraud and money laundering.	52-53
	KPI B7.1: Number of concluded legal cases regarding corrupt practices brought against the issuer or its employees during the reporting period and the outcomes of the cases.	No disclosure in accordance with relevant supervision requirements
	KPI B7.2: Description of preventive measures and whistle-blowing procedures, how they are implemented and monitored.	53
	KPI B7.3: Description of anti-corruption training provided to directors and staff.	53
	Community	
Aspect B8: Community Investment	General Disclosure: Policies on community engagement to understand the needs of the communities where the issuer operates and to ensure its activities take into consideration the communities' interests.	23-32, 53
	KPI A8.1: Focus areas of contribution (e.g. education, environmental concerns, labor needs, health, culture, sport).	9-11, 23-32, 53
	KPI B8.2: Resources contributed (e.g. money or time) to the focus area.	9-11, 23-32, 53

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Report Disclosure Indexes

United Nations Sustainable Development Goals (SDGs)

SDGs	Our Practices	Page(s)
1 NO POVERTY	• Cooperating with our parent company to undertake the targeted poverty alleviation task and support areas in extreme poverty, dispatching poverty alleviation volunteers, and comprehensively promoting poverty alleviation through Internet, education, employment, health, consumption and industry programs. • Revitalizing rural development in multiple fronts to drive balanced development between rural and urban regions.	23-27
2 ZERO HUNGER	• Focusing on agricultural production, business, management and service, and using new technologies such as 5G and AI to increase agricultural production and income.	24-26
3 GOOD HEALTH AND WELL-BEING	• Providing free screening and treatment of congenital heart disease for low-income children, promoting the deployment and upgrade of medical information systems in less developed areas and the interconnection of medical resources. • Organizing medical examinations for all employees, launching EAP, "Happiness 1+1" activities, etc., and safeguarding the health of employees during the COVID-19 pandemic.	25, 28, 35
4 QUALITY EDUCATION	• Carrying out the "Blue Dream" Education Aid Plan to provide training for primary and secondary school principals in remote central and western regions, and donating teaching equipment and facilities to primary and secondary schools in less developed areas. • Promoting the "Internet + Education" platform and encouraging employee volunteers to teach in less developed areas to drive balanced distribution of education resources.	24, 28-29, 31-32
5 GENDER EQUALITY	• Providing equal employment and training opportunities for employees, and ensuring a fair workplace. • Implementing the "Female Rights Protection" program, and ensuring the legitimate rights of female employees.	49, 51-52
6 CLEAN WATER AND SANITATION	• Promoting water conservation, strictly managing sewage discharge, and reducing water consumption. • Strengthening water management in business venues, recycling and reusing rain water, and driving the sustainability of water resources.	41, 57
7 AFFORDABLE AND CLEAN ENERGY	• Setting up an integrated power supply system which integrates solar photovoltaic power, wind power and energy storage system to minimize the consumption of traditional fossil fuels while ensuring the stable supply of power at base stations.	39
8 DECENT WORK AND ECONOMIC GROWTH	• Building a broad career development platform, providing smooth career channels, and formulating a new round of employee stock option incentive plan to fully stimulate the vitality of employees.	34
9 INDUSTRY, INNOVATION AND INFRASTRUCTURE	• Accelerating the construction of 5G, strengthening the construction of computing infrastructure, speeding up building platform infrastructure, and constantly enhancing the integrated innovation of 5G + AICDE.	13-15
10 REDUCED INEQUALITIES	• Centering on the elderly, the disabled, residents in remote areas and other vulnerable groups, enhancing the supply of products and services, and making up for the shortage of inclusive information, so that all kinds of social groups can access and use information equally and conveniently.	30-31
11 SUSTAINABLE CITIES AND COMMUNITIES	• Creating 100 application scenarios for 15 industries, and transforming and upgrading all industries with 5G technology to boost the efficiency and productivity of various industries.	16-17
12 RESPONSIBLE CONSUMPTION AND PRODUCTION	• Organizing activities themed "Welcome to China Mobile", "Customer Day" and "I am a Service Experience Officer" to provide customers with heartfelt services and improve their experience. • Establishing the leading group on safeguarding cyber security and the office of the leading group on safeguarding cyber security to further consolidate the cyber security system. • Establishing a special system to identify and intercept disinformation with "zero tolerance" to protect the lawful rights of users.	19-21
13 CLIMATE ACTION	• Researching and planning for carbon peak and carbon neutral paths, setting up energy conservation and emission reduction work plans and objectives, and supporting all-round environmental governance and ecological protection. • Considering the multi-dimensional factors such as market, finance, operation and information technology, and identifying and assessing major risks due to climate change every six months to actively deal with the risks and opportunities brought by climate change.	38-39
14 LIFE BELOW WATER	• No relevant practice.	-
15 LIFE ON LAND	• Using 5G, AI, cloud computing and other new technologies to monitor, track, and protect wildlife in real-time and maximize the protection of biodiversity. • Cooperating with wildlife protection and research institutions, and assisting to collect monitoring data to bring more long-term and important scientific research value for wildlife protection.	41
16 PEACE, JUSTICE AND STRONG INSTITUTIONS	• Establishing a three-tiered risk management structure consisting of the Board of Directors, functional departments, and functional positions to provide strong organizational support for the improvement and effectiveness of internal control systems. • Dynamically optimizing the integrity risk prevention and control system, and continuously strengthening the ability of business departments to find problems, correct deviations, prevent and control risks and issue early warnings.	46, 52-53
17 PARTNERSHIPS FOR THE GOALS	• Non-applicable.	-

65

GRI Sustainability Reporting Standards

GRI Standard	Disclosure	Page(s)
GRI 102 General Disclosures	**Organizational profile**	
	102-1 Name of the organization	4
	102-2 Activities, brands, products, and services	4
	102-3 Location of headquarters	Back cover
	102-4 Location of operations	4
	102-5 Ownership and legal form	4
	102-6 Markets served	4
	102-7 Scale of the organization	4
	102-8 Information on employees and other workers	33-35, 49-52
	102-9 Supply chain	40, 48-49
	102-10 Significant changes to the organization and its supply chain	4, 40, 48-49
	102-11 Precautionary Principle or approach	46
	102-12 External initiatives	28-29
	102-13 Membership of associations	48
	Strategy	
	102-14 Statement from senior decision-maker	2-3
	Ethics and integrity	
	102-16 Values, principles, standards, and norms of behavior	5-6, 43
	Governance	
	102-18 Governance structure	4
	Stakeholder engagement	
	102-40 List of stakeholder groups	44
	102-41 Collective bargaining agreements	52
	102-42 Identifying and selecting stakeholders	44
	102-43 Approach to stakeholder engagement	44
	102-44 Key topics and concerns raised	44
	Reporting practice	
	102-45 Entities included in the consolidated financial statements	4, 62
	102-46 Defining report content and topic Boundaries	45
GRI 102 General Disclosures	102-47 List of material topics	45
	102-48 Restatements of information	-
	102-49 Changes in reporting	45
	102-50 Reporting period	62
	102-51 Date of most recent report	62
	102-52 Reporting cycle	62
	102-53 Contact point for questions regarding the report	62
	102-54 Claims of reporting in accordance with the GRI Standards	62
	102-55 GRI content index	66-67
	102-56 External assurance	60-61
GRI 201 Economic Performance	**GRI 103 Management approach disclosures**	46-47
	201-1 Direct economic value generated and distributed	47
	201-2 Financial implications and other risks and opportunities due to climate change	38
GRI 202 Market Presence	202-2 Proportion of senior management hired from the local community	49-50
GRI 203 Indirect Economic Impacts	203-1 Infrastructure investments and services supported	13-14, 47-48, 52
	203-2 Significant indirect economic impacts	47-48
GRI 204 Procurement Practices	**GRI 103 Management approach disclosures**	48
	204-1 Proportion of spending on local suppliers	49
GRI 205 Anti-corruption	**GRI 103 Management approach disclosures**	52-53
	205-2 Communication and training about anti-corruption policies and procedures	52-53
	205-3 Confirmed incidents of corruption and actions taken	52-53
GRI 301 Materials	301-1 Materials used by weight or volume	56-57
	301-2 Recycled input materials used	40, 56-57
	301-3 Reclaimed products and their packaging materials	40, 56-57
GRI 302 Energy	302-1 Energy consumption within the organization	37-39, 56
	302-2 Energy consumption outside of the organization	56
	302-3 Energy intensity	56
	302-4 Reduction of energy consumption	37-39, 56
	302-5 Reductions in energy requirements of products and services	38-39, 55-57

66

GRI Standard	Disclosure	Page(s)
GRI 303 Water and Effluents	303-1 Interactions with water as a shared resource	57
	303-2 Management of water discharge-related impacts	57
	303-3 Water withdrawal	57
	303-4 Water discharge	57
	303-5 Water consumption	57
GRI 304 Biodiversity	304-1 Operational sites owned, leased, managed in, or adjacent to, protected areas and areas of high biodiversity value outside protected areas	41
	304-2 Significant impacts of activities, products, and services on biodiversity	41, 57
GRI 305 Emissions	305-1 Direct (Scope 1) GHG emissions	56
	305-2 Energy indirect (Scope 2) GHG emissions	56
	305-3 Other indirect (Scope 3) GHG emissions	56
	305-4 GHG emissions intensity	56
	305-5 Reduction of GHG emissions	56
	305-7 Nitrogen ox- ides (NO_X), sulfur oxides (SO_X), and other significant air emissions	56
GRI 306 Waste	**GRI 103 Management approach disclosures**	57
	306-1 Water discharge by quality and destination	57
	306-2 Waste by type and disposal method	56-57
	306-3 Significant spills	-
	306-4 Transport of hazardous waste	-
	306-5 Water bodies affected by water discharges and / or runoff	-
GRI 307 Environmental Compliance	307-1 Non-compliance with environmental laws and regulations	55-57
GRI 308 Supplier Environmental Assessment	308-1 New suppliers that were screened using environmental criteria	40, 48, 57
	308-2 Negative environmental impacts in the supply chain and actions taken	48
GRI 401 Employment	401-1 New employee hires and employee turnover	50
	401-2 Benefits provided to full-time employees that are not provided to temporary or part-time employees	35
	401-3 Parental leave	52
GRI 402 Labor/ Management Relations	**GRI 103 Management approach disclosures**	49
GRI 403 Occupational Health and Safety	403-3 Occupational health services	50-51
	403-5 Worker training on occupational health and safety	50-51
	403-6 Promotion of worker health	35, 50-51
	403-9 Work-related injuries	51

GRI Standard	Disclosure	Page(s)
GRI 404 Training and Education	404-1 Average hours of training per year per employee	51
	404-2 Programs for upgrading employee skills and transition assistance programs	33-34, 51
	404-3 Percentage of employees receiving regular performance and career development reviews	34, 51
GRI 405 Diversity and Equal Opportunity	**GRI 103 Management approach disclosures**	52
	405-1 Diversity of governance bodies and employees	52
GRI 406 Non-Discrimination	406-1 Incidents of discrimination and corrective actions taken	52
GRI 407 Freedom of Association and Collective Bargaining	**GRI 103 Management approach disclosures**	52
GRI 408 Child Labor	408-1 Operations and suppliers at significant risk for incidents of child labor	-
GRI 409 Forced or Compulsory Labor	409-1 Operations and suppliers at significant risk for incidents of forced or compulsory labor	-
GRI 412 Human Rights Assessment	412-2 Employee training on human rights policies or procedures	52
GRI 413 Local Communities	**GRI 103 Management approach disclosures**	23-29, 53
	413-1 Operations with local community engagement, impact assessments, and development programs	9-11, 23-29, 53
	413-2 Operations with significant actual and potential negative impacts on local communities	-
GRI 414 Supplier Social Assessment	414-1New suppliers that were screened using social criteria	48
	414-2 Negative social impacts in the supply chain and actions taken	48
GRI 416 Customer Health and Safety	**GRI 103 Management approach disclosures**	19-20, 54-55
	416-1 Assessment of the health and safety impacts of product and service categories	19-20, 54-55
	416-2 Incidents of non-compliance concerning the health and safety impacts of products and services	54-55
GRI 417 Marketing and Labeling	417-1 Requirements for product and service information and labeling	19-21, 54-55
GRI 418 Customer Privacy	418-1 Substantiated complaints concerning breaches of customer privacy and losses of customer data	54
GRI 419 Socioeconomic Compliance	**GRI 103 Management approach disclosures**	46
	419-1 Non-compliance with laws and regulations in the social and economic area	46

Report Disclosure Indexes

67

Ten Principles of the United Nations Global Compact

Number	Index	Page(s)
	Human Rights	
Principle 1	Businesses should support and respect the protection of internationally proclaimed human rights	23-32, 48-49, 52
Principle 2	Make sure that they are not complicit in human rights abuses	23-32, 48-49, 52
	Labor Standards	
Principle 3	Businesses should uphold the freedom of association and the effective recognition of the right to collective bargaining	49, 52
Principle 4	The elimination of all forms of forced and compulsory labor	49, 52
Principle 5	The effective abolition of child labor	49
Principle 6	The elimination of discrimination in respect of employment and occupation	52
	Environmental	
Principle 7	Businesses should support a precautionary approach to environmental challenges	37-39
Principle 8	Undertake initiatives to promote greater environmental responsibility	39-40, 55-57
Principle 9	Encourage the development and diffusion of environmentally friendly technologies	41-42
	Anti-Corruption	
Principle 10	Businesses should work against corruption in all its forms, including extortion and bribery	52-53

ISO 26000

Core Issues	Index	Page(s)
Organizational Governance		46
Human Rights	1. Due diligence	46
	2. Human rights risk situations	52
	3. Avoidance of complicity	46
	4. Resolving grievances	52
	5. Discrimination and vulnerable groups	30-32, 52
	6. Civil and political rights	49-52
	7. Economic, social and cultural rights	16-21
	8. Fundamental principles and rights at work	49-52
Labor Practices	1. Employment and employment relationships	49-50
	2. Conditions of work and social protection	35, 50-51
	3. Social dialogue	52
	4. Health and safety at work	50-51
	5. Human development and training in the workplace	33-34, 51
The Environment	1. Prevention of pollution	39, 56-57
	2. Sustainable resource use	40-41
	3. Climate change mitigation and adaptation	37-38
	4. Protection of the environment, biodiversity and restoration of natural habitats	41-42

Core Issues	Index	Page(s)
Fair Operating Practices	1. Anti-corruption	52-53
	2. Responsible political involvement	46
	3. Fair competition	46
	4. Promoting social responsibility in the value chain	40, 48
	5. Respect for property rights	15, 46
Consumer Issues	1. Fair marketing, factual and unbiased information and fair contractual practices	16-18, 54
	2. Protecting consumers' health and safety	54
	3. Sustainable consumption	16-18
	4. Consumer service, support, and complaint and dispute resolution	19-20
	5. Consumer data protection and privacy	21, 54
	6. Access to essential services	19
	7. Education and awareness	19-20
Community Involvement and Development	1. Community involvement	23-32
	2. Education and culture	24
	3. Employment creation and skills development	11, 26
	4. Technology development and access	7-8, 13-15
	5. Wealth and income creation	4, 23-26
	6. Health	25, 28
	7. Social investment	28-32

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